SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Washington Real Estate Investment Trust
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1775 Eye Street, N.W. Suite 1000 Washington, D.C. 20006 202-774-3200 www.washreit.com

March 25, 2015

Dear Shareholder,
You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust (“Washington REIT,” “we” or “us”) to be held on Thursday, May 14, 2015 at 8:30 a.m., Eastern Time, at 1775 Eye Street, N.W., Suite 1000, Washington, D.C. 20006 (the “Annual Meeting”). A formal Notice of the meeting and a Proxy Statement describing the proposals to be considered and voted upon are enclosed.
The Board of Trustees has nominated three individuals for election as trustees at the meeting and recommends that shareholders vote in favor of their election. In addition to the election of the trustees, we are recommending your approval of our executive compensation program in a non-binding advisory vote. Lastly, we are recommending your ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015. The accompanying Notice of 2015 Annual Meeting of Shareholders describes these matters.
Regardless of the number of shares you own, your vote is important. Please read the Proxy Statement carefully, then complete, sign and return your Proxy Card in the enclosed envelope. You may also authorize a proxy to vote via telephone or the Internet if you prefer by following instructions on the Proxy Card.
The Board of Trustees appreciates your continued support of Washington REIT and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares as soon as possible.

Sincerely,

/s/ Charles T. Nason
Charles T. Nason
Chairman of the Board
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 14, 2015
This Proxy Statement and our 2014 Annual Report to Shareholders
are available at http://www.edocumentview.com/wre.

WASHINGTON REAL ESTATE INVESTMENT TRUST
NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Washington Real Estate Investment Trust:
Notice is hereby given that the Annual Meeting of Shareholders of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“Washington REIT,” “we” or “us”), will be held at the time and place below and for the following purposes:

Date:	Thursday, May 14, 2015

Time:	8:30 a.m., Eastern Time

Place:	1775 Eye Street, N.W., Suite 1000, Washington, D.C. 20006

Record Date:
The trustees have fixed the close of business on March 16, 2015, as the record date for determining holders of shares entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof.

Items of Business:
1. To elect three trustees to serve until the annual meeting of shareholders in 2018 and until their successors are duly elected and qualify;
2. To consider and vote on a non-binding, advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K;
3. To consider and vote upon ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and
4. To transact such other business as may properly come before the meeting.

Proxy Voting:
You are requested, whether or not you plan to be present at the Annual Meeting, to sign and promptly return the Proxy Card. Alternatively, you may authorize a proxy to vote by telephone or the Internet, if you prefer. To do so, you should follow the instructions on the Proxy Card.

Regardless of the number of shares you hold, as a shareholder your role is very important, and the Board of Trustees strongly encourages you to exercise your right to vote. Pursuant to the U.S. Securities and Exchange Commission’s “notice and access” rules, our Proxy Statement and 2014 Annual Report to Shareholders are available online at www.edocumentview.com/wre.

By order of the Board of Trustees:

/s/ Thomas C. Morey
Thomas C. Morey
Corporate Secretary
Washington, D.C.
March 25, 2015

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1775 Eye Street, N.W. Suite 1000 Washington, D.C. 20006 202-774-3200 www.washreit.com

March 25, 2015

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board of Trustees (the “Board”) of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“Washington REIT,” “we” or “us”), in connection with its solicitation of proxies for exercise at the 2015 Annual Meeting of Shareholders to be held on May 14, 2015, at 8:30 a.m., Eastern Time, at 1775 Eye Street, N.W., Suite 1000, Washington, D.C. 20006, and at any and all postponements or adjournments thereof (the "Annual Meeting"). On or about March 25, 2015, we mailed a Shareholder Meeting Notice together with an Important Notice Regarding the Availability of Proxy Materials (the "Proxy Availability Notice") to shareholders of record as of the close of business on March 16, 2015 (the “Record Date”). This Proxy Statement, the form of Proxy Card and our 2014 Annual Report (the “Annual Report”) are first being furnished to shareholders on or about March 25, 2015.

The mailing address of our principal executive offices is 1775 Eye Street N.W., Suite 1000, Washington, D.C. 20006. We maintain a website at www.washreit.com. Information on or accessible through our website is not and should not be considered part of this Proxy Statement.

You should rely only on the information provided in this Proxy Statement. No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

Why didn't I automatically receive a paper copy of the Proxy Card and Annual Report?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials via the Internet. Accordingly, rather than paper copies of all of our proxy materials, we sent the Shareholder Meeting Notice and Proxy Availability Notice to our shareholders.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of trustees, an advisory resolution on named executive officer compensation, the ratification of the appointment of our independent registered public accounting firm and such other business as may properly come before the meeting and at any postponement or adjournment thereof.

May I attend the meeting?

All shareholders of record of common shares at the close of business on the Record Date, or their designated proxies, are authorized to attend the Annual Meeting. Each shareholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a shareholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.
Who is entitled to vote at the Annual Meeting?
The close of business on March 16, 2015 has been fixed as the Record Date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Our voting securities consist of common shares of beneficial interest, $0.01 par value per share (“common shares”), of which 68,123,815 common shares were outstanding at the close of business on the Record Date. Washington REIT has no other outstanding voting security. Each common share outstanding as of the close of business on the Record Date will be entitled to one vote on each matter properly submitted at the Annual Meeting.
What constitutes a quorum?
The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. Shareholders do not have cumulative voting rights. Abstentions and broker non-votes, if any, are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not authorize a proxy to cast a vote with respect to a particular proposal because the broker does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. If that happens, the broker may vote those shares only on matters deemed "routine" by the New York Stock Exchange (the "NYSE"), the exchange on which our common shares are listed. On non-routine matters, nominees holding shares for a beneficial owner cannot vote without instructions from the beneficial owner, resulting in a so-called "broker non-vote."
Proposal 3 (Ratification of Ernst & Young LLP) is the only proposal that is considered "routine" under the NYSE rules. Accordingly, no broker non-votes will arise in the context of voting for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015, and the broker is permitted to vote your shares on such ratification even if the broker does not receive voting instructions from you. The treatment of abstentions and broker non-votes and the vote required to approve each proposal are set forth under the caption “Voting Matters” under each proposal below.
How do I vote?
Voting by Proxy for Shares Registered Directly in the Name of the Shareholder
If you are a “registered shareholder” and hold your common shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the Proxy Card how to vote your common shares in one of the following ways:

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Vote by Internet. You may vote via the Internet by following the instructions provided on your Proxy Card. The website for Internet voting is printed on your Proxy Card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time on May 13, 2015. To vote online, you will be asked to enter your control number(s) to ensure the security of your vote. You will find your control number on your Proxy Card received with your Proxy Statement. If you vote by Internet, you do not need to return your Proxy Card.

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Vote by Telephone. You also have the option to vote by telephone by calling the toll-free number listed on your Proxy Card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 13, 2015. When you call, please have your Proxy Card in hand. You will receive a series of voice instructions that will allow you to vote your common shares. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your Proxy Card.

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Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your Proxy Card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on the Proxy Availability Notice.

Voting by Proxy for Shares held in “Street Name”
If your common shares are held in “street name” (i.e., through a broker, bank or other nominee), then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your common shares voted. The materials from your broker, bank or other nominee will include a Voting Instruction Form or other document by which you can instruct your broker, bank or other nominee how to vote your common shares.
What am I being asked to vote on?
You are being asked to consider and vote on the following proposals:

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Proposal 1 (Election of Trustees) – page 5 below: The election of three trustees to serve until the annual meeting of shareholders in 2018 and until their successors have been duly elected and qualify.

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Proposal 2 (Advisory Vote on Executive Compensation) – page 23 below: To consider and vote on a non-binding, advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

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Proposal 3 (Ratification of the appointment of Ernst & Young LLP) – page 52 below: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

We are not currently aware of any other matter to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matter not described in the Proxy Statement is properly presented at the Annual Meeting, any proxies received by us will be voted in the discretion of the proxy holders.
What are the Board’s voting recommendations?
The Board recommends that you vote as follows: FOR the election of the trustee nominees listed on the Proxy Card, FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015. All properly executed proxies will be voted in accordance with the instructions contained therein. If no instructions are specified, proxies will be voted in accordance with the Board's recommendations above. All proxies will be voted in the discretion of the proxy holders on any other matter to come before the meeting, unless otherwise instructed on the Proxy Card.

What is householding?
If you and other residents at your mailing address own common shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Annual Report, Notice of Annual Meeting and/or Proxy Statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce our printing and postage costs. If you wish to request extra copies, we will promptly deliver a separate copy of such documents to shareholders who write or call us at the following address or telephone number: Washington Real Estate Investment Trust, 1775 Eye Street, N.W. Suite 1000, Washington, D.C. 20006, Attention: Investor Relations; telephone 202-774-3200. Shareholders wishing to receive separate copies of our Proxy Statement and Annual Report in the future, or shareholders currently receiving multiple copies of the Proxy Statement and Annual Report at their address who would prefer that only a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.
Can I change my vote after I have voted?
You may revoke your proxy at any time prior to its exercise at the Annual Meeting by (1) submitting a duly executed Proxy Card bearing a later date to the Corporate Secretary, (2) attending the Annual Meeting and voting in person, or (3) delivering a signed notice of revocation of the Proxy Card to our Corporate Secretary at the following address: c/o Corporate Secretary, Washington Real Estate Investment Trust, 1775 Eye Street, N.W., Suite 1000, Washington, D.C. 20006. If your common shares are held by a broker, bank or any other persons holding common shares on your behalf, you must contact that institution to revoke a previously authorized proxy.
Whom should I call if I have questions or need assistance voting my shares?
Please call at (800) 565-9748 or email info@washreit.com if you have any questions in connection with voting your shares.

PROPOSAL 1: ELECTION OF TRUSTEES
Description of Proposal
Charles T. Nason, Thomas H. Nolan, Jr. and Vice Adm. Anthony L. Winns (RET.) have been nominated for election as trustees at the Annual Meeting, to serve for a term of three years and until their successors are duly elected and qualify.
Messrs. Nason, Nolan and Winns are currently serving as trustees, and were recommended for nomination for re-election by the members of the Corporate Governance/Nominating Committee. For biographical information with respect to Messrs. Nason, Nolan and Winns, please refer to “Corporate Governance and Board Matters – Trustees – Trustee Nominees” commencing on page 6 below.
Voting Matters
Under our bylaws, the election of the trustees requires the affirmative vote of a majority of the total votes cast for and against such trustee. Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will not be counted as votes cast and will have no effect on the result of this vote.
If any of Messrs. Nason, Nolan and Winns were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy Card will have discretionary authority to vote pursuant to the Proxy Card for a substitute nominee nominated by the Board, or the Board, on the recommendation of the Corporate Governance/Nominating Committee, may reduce the size of the Board and number of nominees.
Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. NASON, NOLAN AND WINNS.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Composition
The Board currently consists of ten trustees divided into three classes. The current members of our board are Benjamin S. Butcher, William G. Byrnes, Edward S. Civera, John P. McDaniel, Paul T. McDermott, Charles T. Nason, Thomas H. Nolan Jr., Thomas Edgie Russell, III, Vice Adm. Anthony L. Winns (RET.) and Wendelin A. White. Mr. Nason serves as Chairman of the Board. The terms of the current trustees continue until the Annual Meetings to be held in 2015, 2016 and 2017, and until their successors are duly elected and qualify, except with respect to Mr. Russell as provided below. At each annual meeting, trustees are elected for a term of three years and until their successors are duly elected and qualify. Washington REIT's bylaws provide that no person shall be nominated for election as a trustee after his or her 72nd birthday, except under circumstances set forth in the bylaws.
On January 22, 2015, Mr. Russell resigned from the Board in order to effectuate his retirement, with such resignation taking effect at the commencement of the Annual Meeting. As a result of this development, pursuant to our bylaws, the Board has reduced the size of the Board of Trustees to nine trustees, such reduction to be effective upon the effectiveness of Mr. Russell's resignation at the commencement of the Annual Meeting.
Trustees
The following table sets forth the names and biographical information concerning each of our trustee nominees, our continuing trustees and our non-continuing trustee. Each of our trustee nominees currently serves as a trustee.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Trustee Nominees
Charles T. Nason	Chairman, Washington REIT; Retired Chairman, President and Chief Executive Officer, The Acacia Group	2000	68	2015
Thomas H. Nolan Jr.	Chairman of the Board and Chief Executive Officer of Spirit Realty Capital Inc.	2015	57	2015
Vice Adm. Anthony L. Winns (RET.)	President, Middle East-Africa Region, Lockheed Martin International, Lockheed Martin Corporation	2011	59	2015
Continuing Trustees
Benjamin S. Butcher	Chief Executive Officer, President and Chairman of the Board of Directors of STAG Industrial, Inc.	2014	61	2017
William G. Byrnes	Retired Managing Director, Alex Brown & Sons	2010	64	2016
Edward S. Civera	Retired Chairman, Catalyst Health Solutions, Inc.	2006	64	2017
John P. McDaniel	Retired Chief Executive Officer, MedStar Health	1998	72	2016
Paul T. McDermott	President and Chief Executive Officer, Washington REIT	2013	53	2016
Wendelin A. White	Partner, Morris, Manning & Martin LLP	2008	62	2017
Non-Continuing Trustee
Thomas Edgie Russell, III	Retired President, Partners Realty Trust, Inc.	2006	72	2015
Trustee Nominees
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a trustee of Washington REIT.

Charles T. Nason	Served as Trustee Since 2000

Charles T. Nason is retired Chairman and Chief Executive Officer of The Acacia Group of Washington, D.C. (including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD.), now a member company of the Ameritas Group as a result of the merger of the two organizations in 1999. He served Acacia from 1977 to 2005, including as Chief Executive Officer from 1988 to 2003. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He served as a director of MedStar Health from 2001 to 2010 and was a member of the Economic Club of Washington. He is also a member of the Board of Trustees of Washington and Jefferson College,

and served as its Chairman from 2007 to 2010.  In addition, he is a past director of The American Council of Life Insurers and past Chairman of the Insurance Marketplace Standards Association. Mr. Nason brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of The Acacia Group;

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Real estate investment and lending experience from his roles in supervising as chief executive The Acacia Group's real estate purchase and sale decisions, and in supervising as Chairman Acacia Federal Savings Bank's real estate construction and acquisition lending;

•	Financial and accounting acumen from his 15 years of service as a chief executive of an insurance holding company;

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade; and

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 26 years.

Thomas H. Nolan, Jr.	Served as Trustee Since 2015

Thomas H. Nolan, Jr., serves as Chairman of the Board of Directors and Chief Executive Officer of Spirit Realty Capital, Inc., positions he has held since September 2011. He also is currently serving as President and Chief Operating Officer of Spirit Realty Capital, Inc. on an interim basis since February 26, 2015. Mr. Nolan previously worked for General Growth Properties, Inc. or GGP, serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of Spirit Realty Capital, Inc. and his previous service with GGP;

•	REIT industry experience from his service as chief executive of Spirit Realty Capital, Inc. and his previous service with GGP;

•	Real estate asset management experience in multiple asset classes from his 20 years with AEW Capital Management, L.P.; and

•	Financial and accounting acumen from his 20 years with AEW Capital Management, L.P. , his service as chief executive of Spirit Realty Capital, Inc. and his previous service with GGP.

Vice Adm. Anthony L. Winns (RET.)	Served as Trustee Since 2011

Vice Adm. Anthony L. Winns (RET.) is President, Middle East-Africa Region, Lockheed Martin International, at Lockheed Martin Corporation, a position he has held since January 2013. Between October 2011 and January 2013, Mr. Winns was Vice President, International Maritime Programs, at Lockheed. Between July 2011 and October 2011, Mr. Winns was a defense industry consultant. Mr. Winns retired in June 2011 after 32 years of service in the United States Navy. He served as Naval Inspector General from 2007 to his retirement. From 2005 to 2007, Mr. Winns served as Director/Vice Director for Operations of the Joint Chiefs of Staff. Between 2003 and 2005, he was Deputy Director,

Air Warfare Division for the Chief of Naval Operations. Prior to 2003, Mr. Winns served in other staff and leadership positions in Washington, D.C., including at the Bureau of Naval Personnel. He also served as commanding officer of several major commands, including the Pacific Patrol/Reconnaissance task force, the USS Essex, an amphibious assault carrier, and a naval aircraft squadron. Mr. Winns brings the following experience, qualifications, attributes and skills to the Board:

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General enterprise management and strategic planning experience from his 10 years of service as a commanding officer of various military units (including a naval vessel) and 11 years of service in senior staff positions in the Pentagon;

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Government contracting experience from his three years of service managing U.S. Navy procurement programs as Deputy Director, Air Warfare Division for the Chief of Naval Operations (Washington REIT is a federal contractor and many of Washington REIT's largest tenants and potential future tenants are federal contractors);

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Washington, D.C. area defense industry experience from his 16 years of service in staff positions in the Pentagon and current service as President, Middle East-Africa Region, Lockheed Martin International, at Lockheed Martin Corporation; and

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 20 years.
Continuing Trustees
The biographical description below for each continuing trustee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a trustee of Washington REIT.

Benjamin S. Butcher	Served as Trustee Since 2014

Benjamin S. Butcher serves as the Chief Executive Officer, President and Chairman of the Board of Directors of STAG Industrial, Inc., a position he has held since July 2010. Prior to the formation of STAG Industrial, Inc., Mr. Butcher oversaw the growth of STAG Capital Partners, LLC and its affiliates, serving as a member of their Board of Managers and Management Committees, from 2003 to 2011. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. From 1997 to 1998, Mr. Butcher served as a Director at Credit Suisse First Boston, where he sourced and executed transactions for the Principal Transactions Group (real estate debt and equity). From

1993 to 1997, he served as a Director at Nomura Asset Capital, where he focused on marketing and business development for its commercial mortgage-backed securities group. Mr. Butcher brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of STAG Industrial, Inc. and his previous service with STAG Capital Partners, LLC and its affiliates;

•	REIT industry experience from his service as chief executive of STAG Industrial, Inc. since July 2010;

•	Real estate investment banking and capital markets experience from his five years as an investment banker with Credit Suisse First Boston and Nomura Asset Capital; and

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Financial and accounting acumen from his five years in investment banking, his experience as a private equity investor and with STAG Capital Partners, LLC, and his service as a public company executive with STAG Industrial, Inc.

William G. Byrnes	Served as Trustee since 2010

William G. Byrnes has been a private investor since 2001. He was on the Board of Directors of CapitalSource Inc., a commercial lender operating principally through its subsidiary Capital Source Bank from 2003 until its sale in April 2014, serving in various capacities including Presiding Independent Director and, most recently, Chairman of the Board. He founded, and was Managing Member of, Wolverine Partners, LLC, that operated MUTUALdecision, a mutual fund research business, from September 2006 to October 2012. Mr. Byrnes was co-founder of Pulpfree d/b/a BuzzMetrics, a consumer-generated media research and marketing firm, and served as its Chairman from June 1999 until its sale in September 2005. He was on the Board of Directors of LoopNet, Inc., an information services provider to the commercial real estate industry, from September 2006 until its sale in April 2012. Mr. Byrnes spent 17 years with Alex Brown & Sons, most recently as a Managing Director and head of the investment banking financial institutions group. He has been a full-time and adjunct professor and member of the Board of Regents at Georgetown University. Mr. Byrnes brings the following experience, qualifications, attributes and skills to the Board:

•	Real estate investment banking and capital markets experience from his 17 years as an investment banker with Alex. Brown & Sons;

•	REIT industry experience from his involvement over the last 14 years as an independent director of three publicly-traded REITs and an institutional fund focused on investing in REITs;

•	Retail and residential real estate industry experience from his involvement as an independent director of Sizeler Property Investors from 2002 to 2006;

•	Financial and accounting acumen from his 17 years in investment banking and his service as a public company director; and

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 39 years.

Edward S. Civera	Served as Trustee Since 2006

Edward S. Civera served as the Chairman of the Board of Catalyst Health Solutions, Inc., a publicly traded pharmacy benefit management company (formerly known as HealthExtras, Inc.), from 2005 until his retirement in December 2011. In 2012, he served as a senior advisor to management and the Board of Directors of Catalyst Health Solutions in connection with the sale of the company. Mr. Civera also served as Chairman of the MedStar Health System, a multi-institutional healthcare organization until his retirement from the board in November 2013. He currently serves as a trustee on the Board of Notre Dame of Maryland University. From 1997 to 2001, Mr. Civera was the Chief Operating Officer

and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP), a publicly-traded healthcare company that was sold in 2000. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his ten years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions;

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REIT industry experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee;

•	Medical office real estate industry experience from his involvement in real estate matters as Chairman of MedStar Health;

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive; and

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 26 years.

John P. McDaniel	Served as Trustee Since 1998

John P. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization, from 1982 until his retirement in January 2008. Since August 2008, he has served as Chairman of the Hickory Ridge Group, a private healthcare consulting and facilities development organization, providing strategic advice, tactical support and access to capital to senior management in the healthcare and technology spaces to improve operations, grow enterprise value or prepare for an exit event. He is also Chairman of Hickory Ridge Capital LLC, a venture capital fund focused on early growth stage healthcare services companies, investing in technology-enabled businesses that have established a strong foundation in emerging healthcare markets. Mr. McDaniel also serves on the boards of Medifast, Inc., Flavorx Corporation, Wittenberg University and the Mary and Daniel Loughran Foundation. Mr. McDaniel is immediate past chairman of Washington REIT, past Chairman and current board member of the Greater Washington Board of Trade, a member and past Chairman of the Maryland State Racing Commission, a member of the Board of Heroes, Inc. and a member of the Greater Baltimore Committee. Mr. McDaniel is a Fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington, a member of the National Association of Corporate Directors, and a trustee of the National Capitol Area Foundation. Mr. McDaniel has also served as a director of Georgetown University, the Federal City Council, the Greater Baltimore Committee and 1st Mariner Bancorp. Mr. McDaniel brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 26 years as a chief executive of MedStar Health;

•	Medical office real estate industry experience from his involvement in real estate matters as chief executive of MedStar Health;

•	Financial and accounting acumen from his 26 years as chief executive of a multi-institutional healthcare organization;

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade; and

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 45 years.

Paul T. McDermott	Served as Trustee Since 2013

Paul T. McDermott was elected to the Board of Trustees and named President and Chief Executive Officer of Washington REIT in October 2013. Prior to joining Washington REIT, he was Senior Vice President and Managing Director for Rockefeller Group Investment Management Corp., a wholly owned subsidiary of Mitsubishi Estate Co., Ltd. from June 2010 to September 2013. Prior to joining The Rockefeller Group, he served from 2006 to 2010 as Principal and Chief Transaction Officer at PNC Realty Investors. Between 2002 and 2006, Mr. McDermott held two primary officer roles at Freddie Mac -- Chief Credit Officer of the Multifamily Division and Head of Multifamily Structured

Finance and Affordable Housing. From 1997 to 2002, he served as Head of the Washington, D.C. Region for Lend Lease Real Estate Investments. Mr. McDermott brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of Washington REIT and his previous service as Senior Vice President of Rockefeller Group;

•
Office, retail and residential real estate industry operating and investment experience from his experience as Senior Vice President of Rockefeller Group, Principal and Chief Transaction Officer at PNC Realty Investors and Chief Credit Officer of the Multifamily Division of Freddie Mac;

•	Office and residential development experience from his experience as Head of Washington, D.C. Region for Lend Lease Real Estate Investments; and

•	Extensive familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 53 years

Wendelin A. White	Served as Trustee Since 2008

Wendelin A. White serves as Chair of Morris, Manning & Martin LLP's (MMM) D.C. real estate practice and Co-Managing Partner of MMM's D.C. office. Ms. White joined Morris, Manning & Martin in 2014. Ms. White previously was a partner at Pillsbury Winthrop Shaw Pittman LLP (Pillsbury), where she practiced law since from 1981 until April 2014. Ms. White is a former member of Pillsbury's Managing Board and Compensation Committee and was the head of Pillsbury's Washington, D.C. real estate practice group. In each of the past seven years, Ms. White has been ranked by Chambers USA as a leading real estate attorney in the District of Columbia. She is also included in U.S. News - Best

Lawyers and Washington Post - Super Lawyers and in 2005 was named by Washington Business Journal as the top real estate transactional attorney in the Washington, D.C. region. Ms. White concentrates her practice on acquisitions and dispositions, development, financing, and joint ventures, including public-private partnerships, involving commercial properties in various industry segments: office, multi-family, retail, hotel and mixed use. Ms. White sits on the boards of Chevy Chase Trust Company, MedStar Georgetown University Hospital, the International Women's Forum - Washington, D.C., and The Boys & Girls Clubs of Greater Washington, is the General Counsel of the Economic Club of Washington, and is past President of Commercial Real Estate Women of Washington, D.C. Ms. White brings the following experience, qualifications, attributes and skills to the Board:

•
Real estate transactional experience from her involvement in numerous purchase and sale, financing, joint venture, leasing, workout and other real estate transactions in her 34 years as a real estate attorney at MMM and previously at Pillsbury and its predecessors;

•	REIT industry experience from her past and current representation of other REITs in her law practice at MMM and previously at Pillsbury and its predecessors;

•	General legal experience from her 34 years as an attorney at MMM and previously at Pillsbury and its predecessors;

•	Involvement in the D.C. business community, including current service as General Counsel of the Economic Club of Washington and past service as President of CREW; and

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 34 years.
Non-Continuing Trustee
An noted above, on January 22, 2015, Thomas Edgie Russell, III, resigned from the Board in order to effectuate his retirement, with such resignation taking effect at the commencement of the Annual Meeting.
Board Governance
Leadership Structure
Our President and Chief Executive Officer is Paul T. McDermott. Charles T. Nason serves as our Chairman of the Board of Trustees and is independent under NYSE rules. The Board has concluded that Washington REIT should maintain a Board leadership structure in which either the Chairman or a lead trustee is independent under the rules of the NYSE. As a result, the Board adopted a Corporate Governance Guideline setting forth this policy. The Corporate Governance Guideline is set forth below:
The Board annually elects one of its trustees as Chairman of the Board. The current Chairman of the Board is independent under the rules of the NYSE.
In the future, the Chairman of the Board may or may not be an individual who is independent under the rules of the NYSE (and may or may not be the same individual as the Chief Executive Officer). At any time that the Chairman of the Board is not an individual who is independent under the rules of the New York Stock Exchange, the Board will appoint a Lead Independent Trustee elected by the independent trustees. The Lead Independent Trustee has authority to:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent trustees;

•	serve as a liaison between the Chairman of the Board and the independent trustees;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call meetings of the independent trustees; and

•	if requested by major shareholders, consult and directly communicate with such shareholders.
The Board believes the leadership structure described in this Corporate Governance Guideline is appropriate because it ensures significant independent Board leadership regardless of whether, in the future, the Chairman is independent under the rules of the NYSE.
Independence
Under NYSE rules, a majority of the Board must qualify as “independent.” To qualify as “independent,” the Board must affirmatively determine that the trustee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).
The Board has determined that all trustees, with the exception of Mr. McDermott, are “independent,” as that term is defined in the applicable NYSE listing standards.
Washington REIT notes that Lockheed Martin Corporation is a tenant under a commercial lease with Washington REIT entered into in the ordinary course of business. Mr. Winns serves as an employee of Lockheed Martin but is not an executive officer, board member or 1% shareholder of such company. In addition, payments from Lockheed Martin to Washington REIT under the leasing arrangements are significantly less than 1% of either Washington REIT’s or Lockheed Martin’s 2014 gross revenues. Based on the foregoing, the Board determined no material relationship exists. For the specific reasons set forth above, we believe Mr. Winns is independent under applicable NYSE standards and constitutes an “independent outsider” under applicable Institutional Shareholder Services (ISS) guidance.
Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. As an initial matter, the Board considers actual risk monitoring and management to be a function appropriately delegated to Washington REIT management, with the Board and its committees functioning in only an oversight role. Our Board will administer this oversight function directly, with support from its three standing committees, the Audit Committee, Compensation Committee and the Corporate Governance/Nominating Committee, each of which addresses risks specific to their respective areas of oversight. The Board has adopted a policy delineating the roles of the Board and its various committees in an ongoing risk oversight program for Washington REIT, providing that:

•	the Board will coordinate all risk oversight activities of the Board and its committees, including appropriate coordination with Washington REIT's business strategy;

•	the Audit Committee will oversee financial reporting risk, risk relating to information technology systems and risk relating to REIT non-compliance;

•	the Compensation Committee will oversee financial risk, financial reporting risk and operational risk, in each case arising from Washington REIT's compensation plans;

•	the Corporate Governance/Nominating Committee will oversee executive succession risk and board function risk;

•	the Investment Committee (which is currently comprised of all of Washington REIT's trustees) will oversee risks related to Washington REIT's acquisitions, dispositions and developments; and

•	the Board will oversee all other risks applicable to Washington REIT, including operational, catastrophic and financial risks that may be relevant to Washington REIT's business.
Under its policy, the Board also involves the Audit Committee in its risk oversight functions as required by applicable NYSE rules.
Meetings
The Board held eleven meetings in 2014. During 2014, each incumbent trustee attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she has been a trustee) and the total number of meetings of all committees of the Board on which he or she served (during the periods that he or she served). All members of the Board attended the Annual Meeting in person in 2014, except for Mr. Byrnes who joined via telephone. The Board does not have a formal written policy requiring trustees to attend the Annual Meeting, although trustees have traditionally attended.
Washington REIT's trustees who qualify as “non-management” within the meaning of the NYSE rules meet at regularly scheduled executive sessions without management participation. The sessions are presided over by Mr. Nason in his capacity as Chairman. In 2014, the Board met in executive session without the Chief Executive Officer six times.
Committee Governance
Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee. The membership and the function of each of these committees are described below.

	Audit	Compensation	Corporate Governance/Nominating
Benjamin S. Butcher	•	•
William G. Byrnes	Chair	•
Edward S. Civera	•	Chair
John P. McDaniel	•		•
Thomas Edgie Russell, III		•	•
Wendelin A. White		•	Chair
Vice Adm. Anthony L. Winns	•		•

Number of meetings held during 2014	5	6	4
Audit Committee
All members of the Audit Committee are, and were during 2014, “independent,” under NYSE rules. The Board has determined that each member of the Audit Committee other than Mr. Winns qualifies as an audit committee financial expert, as that term is defined in the rules of the SEC.
The Audit Committee operates pursuant to a charter that was approved by the Board and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, represents and assists the Board in oversight of (1) the integrity of Washington REIT’s accounting and financial reporting processes and audits of financial statements, (2) Washington REIT’s processes for compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of Washington REIT’s internal audit function and independent auditors. The Audit Committee assists the Board in oversight of financial reporting, but the existence of the Audit Committee does not alter the responsibilities of Washington REIT's management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee's duties and responsibilities, please refer to the “Audit Committee Report” below in this Proxy Statement. The Audit Committee Charter is available on our website, www.washreit.com, under the heading “Investor” and subheading “Corporate Governance,” and upon written request.

Compensation Committee
All members of the Compensation Committee are “independent,” under NYSE rules. The Compensation Committee is responsible for making decisions and recommendations to the Board with respect to executive compensation. The Compensation Committee operates pursuant to a charter that was approved by the Board and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, to assist the Board with its responsibilities relating to the compensation of executive officers of Washington REIT by (1) reviewing and recommending corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other persons named as executive officers of Washington REIT, (2) reviewing and recommending grants and awards under all incentive-based compensation plans and equity-based plans and (3) performing other functions or duties deemed appropriate by the Board. The Compensation Committee Charter is available on our website, www.washreit.com, under the heading “Investor” and subheading “Corporate Governance,” and upon written request.

Corporate Governance/Nominating Committee
All members of the Corporate Governance/Nominating Committee are “independent,” under NYSE rules. Among other things, the Corporate Governance/Nominating Committee recommends nominees for election to the Board as outlined in the Corporate Governance/Nominating Committee Charter. The Corporate Governance/Nominating Committee operates pursuant to a charter that was approved by the Board and that is reviewed and reassessed at least annually. The Corporate Governance/Nominating Committee also develops and recommends to the Board a set of corporate governance principles in order to help ensure that Washington REIT is properly managed to protect and enhance shareholder value and to meet Washington REIT’s obligations to shareholders, to its customers, to the industry and to the law. The Corporate Governance/Nominating Committee Charter is available on our website, www.washreit.com, and under the heading “Investor” and subheading “Corporate Governance,” and upon written request.
Trustee Nominee Consideration
Selection Process
The Corporate Governance/Nominating Committee's process for the recommendation of trustee candidates, as it exists from time to time, is described in our Corporate Governance Guidelines. Set forth below is a summary of the process that the Corporate Governance/Nominating Committee currently utilizes for the consideration of trustee candidates. The Corporate Governance/Nominating Committee may, in the future, modify or deviate from this process in connection with the selection of a particular trustee candidate.

•
The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership on an ongoing basis. Corporate Governance/Nominating Committee members and other Board members may recommend potential candidates for inclusion on such list. In addition, the Corporate Governance/Nominating Committee, in its discretion, may seek potential candidates from organizations, such as the National Association of Corporate Directors, that maintain databases of potential candidates. Shareholders may also put forward potential candidates for the Corporate Governance/Nominating Committee's consideration by submitting candidates to the attention of the Corporate Governance/Nominating Committee at our executive offices in Washington, D.C. The Corporate Governance/Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

•
The Corporate Governance/Nominating Committee reviews the attributes, skill sets and other qualifications for potential candidates (see current attributes, skill sets and other qualifications below) from time to time and may modify them based upon the Corporate Governance/Nominating Committee's assessment of the needs of the Board and the skill sets required to meet those needs.

•
When the Corporate Governance/Nominating Committee is required to recommend a candidate for nomination for election to the Board at an annual or special meeting of shareholders, or otherwise expects a vacancy on the Board to occur, it commences a candidate selection process by reviewing all potential candidates against the current attributes, skill sets and other qualifications to determine whether a candidate is suitable for Board membership. This review may also include an examination of publicly available information and consideration of the NYSE independence requirements, the number of boards on which the candidate serves, the possibility of interlocks, other requirements or prohibitions imposed by applicable laws, regulations or Washington REIT policies and practices, and any actual or potential conflicts of interest. The Corporate Governance/Nominating Committee then determines whether to remove any candidate from consideration as a result of the foregoing review. Thereafter, the Corporate Governance/Nominating Committee determines a proposed interview list from among the remaining candidates and recommends such interview list to the Board prior to direct discussion with any candidate.

•
Following the Board's approval of the interview list, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact and interview the potential candidates on such list. After the completion of candidate interviews, the Corporate Governance/Nominating Committee determines a priority ranking of the potential candidates on the interview list and recommends such priority ranking to the Board.

•
Following the Board's approval of the priority ranking, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact the potential candidates based on their order in the priority ranking. When a potential candidate indicates his or her willingness to accept nomination to the Board, the recommendation process is substantially complete. Subject to a final review of eligibility under Washington REIT policies and applicable laws and regulations using information supplied directly by the candidate, the Board then nominates the candidate.

Criteria
The Corporate Governance/Nominating Committee's minimum qualifications and specific qualities and skills required for trustees, as they exist from time to time, are also set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines currently provide that each trustee candidate, at a minimum, should possess the following attributes: integrity, business judgment, credibility, collegiality, professional achievement, constructiveness and public awareness. Our Corporate Governance Guidelines also provide that, as a group, the independent trustees should possess the following skill sets and characteristics: financial acumen equivalent to the level of a public company chief financial officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the real estate industry or another industry with similar characteristics; public and/or government affairs acumen; corporate governance acumen, gained through service as a senior officer or director of a publicly-owned corporation or comparable academic or other experience; and diversity in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
Diversity Policy

The Board maintains a policy with regard to consideration of diversity in identifying trustee nominees. In October 2009, the Board revised our Corporate Governance Guidelines to add diversity as one of the five primary skill sets and characteristics that the independent trustees should possess as a group. As a result, consistent with this policy, the Corporate Governance/Nominating Committee specifically considers diversity as a factor in the selection of trustee nominees. As noted above, the Board defines diversity in our Corporate Governance Guidelines in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
The Board and the Corporate Governance/Nominating Committee both assess the policy to be effective insofar as it has been actively incorporated into discussions of the Corporate Governance/Nominating Committee with respect to Board membership occurring since the policy was adopted.
Other Governance Matters
Related Party Transactions Policy
When a reportable related-party transaction arises, Washington REIT requires the review and approval of the Audit Committee. The Audit Committee will approve the transaction only if the Audit Committee believes that the transaction is in the best interest of Washington REIT.

Communications with the Board
The Board provides a process for shareholders and other interested parties to send communications to the entire Board or to any of the trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 1775 Eye Street, N.W., Suite 1000, Washington, D.C. 20006. All communications will be compiled by the Corporate Secretary and submitted to the Board or the trustees on a periodic basis.
Corporate Governance Guidelines
Washington REIT has adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the Committee Charters, are available on our website, www.washreit.com, under the heading “Investor” and subheading “Corporate Governance,” and upon written request.
Code of Ethics and Business Conduct
Washington REIT has adopted a Code of Ethics and Business Conduct that applies to all of its trustees, officers and employees. The Code of Ethics is available on our website, www.washreit.com under the heading “Investor” and subheading “Corporate Governance.” A copy of the code is also available upon written request. Washington REIT intends to post on our website any amendments to, or waivers from, the Code of Ethics and Business Conduct promptly following the date of such amendment or waiver.
Trustee Compensation
General
For 2014, our non-employee trustees (other than our Chairman) received an annual retainer of $35,000 plus an additional $1,500 per committee meeting attended. Our Chairman received an annual retainer of $110,000, with no additional compensation for committee meetings attended. Our Chairman does not sit on any of our committees, but routinely attends committee meetings in the course of exercising his duties as Chairman. Our Committee Chairs also received additional retainers as follows: Audit Committee, $15,000; Corporate Governance/Nominating Committee, $11,000; and Compensation Committee, $11,000. Audit Committee members were also paid an additional retainer of $3,750.
In addition, on December 11, 2014, each of our non-employee trustees (including our Chairman) received an annual $55,000 common share grant with respect to 2014 Board service. Commencing in 2015, our non-employee trustees will each receive an annual $100,000 common share grant, awarded 50% on the earlier of the annual shareholder meeting date or May 15, and the remaining 50% on December 15 of each calendar year. The number of common shares was (and will be) determined by the closing price of the common shares on the date of grant.
Washington REIT has adopted a non-qualified deferred compensation plan for non-employee trustees which was amended and restated effective October 22, 2013. The plan allows any non-employee trustee to defer a percentage or dollar amount of his or her cash compensation and/or all of his or her share compensation. Cash compensation deferred is credited with interest equivalent to the weighted average interest rate on Washington REIT's fixed rate bonds as of December 31 of each calendar year. The non-employee trustee may alternatively elect to designate that all of his or her annual board retainer and/or all of his or her share compensation be converted into restricted share units at the market price of common shares as of the end of the applicable quarter. The restricted share units are credited with an amount equal to the corresponding dividends paid on Washington REIT's common shares. Upon the expiration of a trustee's service, the deferred compensation plus earnings can be paid in either a lump sum or, in the case of deferred cash compensation only, in installments pursuant to a prior election of the trustee. Compensation deferred into restricted share units is paid in the form of shares. Upon a trustee's death, the trustee's beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of Washington REIT.
Trustee Ownership Policy
On July 23, 2014, the Board adopted a new trustee share ownership policy for non-employee trustees.  Under the policy, each trustee is required to retain an aggregate number of common shares at least equal to five times the annual cash retainer.  In order to calculate the required number of shares, the annual cash retainer is multiplied by five, with the resulting product then being divided by the average closing price for the 60 days prior to the date compliance is calculated. The policy took effect on July 23, 2014, with each non-employee trustee being required to meet the threshold within five years after their initial election to the Board.
In order to effectuate the foregoing policy, common shares received by trustees as compensation vest immediately but are restricted in transfer so long as the trustee serves on the Board. As a result of the foregoing, our Board members may only sell their common shares received as compensation for Board service after the conclusion of their service on the Board. We believe this transfer restriction strongly promotes the alignment of our Board members' interests with the interests of our shareholders.
Compensation Table
The following table summarizes the compensation paid by Washington REIT to our non-employee trustees who served on the Board for the fiscal year ended December 31, 2014.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Deferred Compensation Earnings (2) ($)	Total ($)
Benjamin S. Butcher	$17,021	$24,253	$5	$41,279
William G. Byrnes	66,500	54,991	—	121,491
Edward S. Civera	66,250	54,991	—	121,241
John P. McDaniel	53,750	54,991	24,408	133,149
Charles T. Nason	110,000	54,991	20,490	185,481
Thomas Edgie Russell, III	51,500	54,991	—	106,491
Wendelin A. White	65,500	54,991	5,017	125,508
Vice Adm. Anthony L. Winns (RET.)	53,750	54,991	—	108,741

(1)	Aggregate options and share awards (including deferred compensation shares) held by each non-employee trustee at December 31, 2014, are as follows:

Name	Aggregate Options Held at December 31, 2014 (#)	Aggregate Share Awards including Deferred Stock as of December 31, 2014 (#)
Mr. Butcher	—	1,436
Mr. Byrnes	—	14,848
Mr. Civera	—	16,740
Mr. McDaniel	—	20,896
Mr. Nason	—	20,096
Mr. Russell	—	16,740
Ms. White	—	17,480
Mr. Winns	—	7,315

All share awards are fully vested. See “Principal and Management Shareholders – Trustee and Executive Officer Ownership" on page 21.

(2)	Represents above market earnings on deferred compensation pursuant to the deferred compensation plan.
Officers
The following table contains information regarding our executive officers (other than our President and Chief Executive Officer, Mr. McDermott, who is listed above) and certain other officers.

NAME OF EXECUTIVE OFFICER	AGE	POSITION
Thomas Q. Bakke	60	Executive Vice President and Chief Operating Officer
Laura M. Franklin	54	Executive Vice President, Accounting and Administration
Stephen E. Riffee	57	Executive Vice President and Chief Financial Officer
Thomas C. Morey	43	Senior Vice President, General Counsel and Corporate Secretary

NAME OF OFFICER	AGE	POSITION
Paul S. Weinschenk	49	Managing Director and Vice President, Retail Division
Edward J. Murn	47	Managing Director, Residential Division
There are no family relationships between any trustee and/or executive officer. There are no reportable related-party transactions between any members of management and Washington REIT.

Thomas Q. Bakke
Executive Vice President and Chief Operating Officer

Thomas Q. Bakke was named Executive Vice President and Chief Operating Officer of Washington REIT in April 2014. Prior to joining Washington REIT, he was Senior Managing Director at Cushman & Wakefield where he was the Market Leader for Northern Virginia since April 2013. From January 2012 to April 2013, Mr. Bakke was a consultant and operated a non-profit organization. From February 2007 to January 2012, Mr. Bakke held the position of Market Managing Director for Boston at Equity Office Properties, a national commercial real estate owner and a subsidiary of The Blackstone Group. Over his 20 plus years at Equity Office Properties in 1991, Mr. Bakke held positions with The Staubach

Company and Coldwell Banker Commercial Real Estate Services (predecessor of CBRE Group, Inc.). Mr. Bakke served in the U.S. Naval Reserve for 14 years and was a former F-14 aviator, attaining more than 1000 flight hours with direct involvement in such world crisis situations as the Iranian hostage rescue effort and the Iran-Iraq war.

Laura M. Franklin
Executive Vice President – Accounting and Administration

Laura M. Franklin joined Washington REIT in August 1993 as Assistant Vice President, Finance. In 1995, she was named Vice President, Chief Accounting Officer and Corporate Secretary of Washington REIT. Ms. Franklin was named Senior Vice President, Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining Washington REIT, she was employed by CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin is a Certified Public Accountant. On February 18, 2015, Ms. Franklin communicated her decision to retire from Washington REIT at the end of 2015.

Stephen E. Riffee
Executive Vice President and Chief Financial Officer

Stephen E. Riffee joined Washington REIT as Executive Vice President and Chief Financial Officer-elect on February 17, 2015. Mr. Riffee then was elected Chief Financial Officer on March 4, 2015. Prior to joining Washington REIT, Mr. Riffee served as Executive Vice President and Chief Financial Officer for Corporate Office Properties Trust (COPT), an NYSE office REIT, from 2006 to February 2015. In this role he oversaw all financial functions, including accounting, financial planning and analysis, tax, treasury, capital markets and investor relations. Additionally, Mr. Riffee oversaw the legal department and information technology at COPT. Between 2002 and 2006, he served as Executive

Vice President and Chief Financial Officer for CarrAmerica Realty Corporation, a national NYSE public office REIT.

Thomas C. Morey
Senior Vice President, General Counsel and Corporate Secretary

Thomas C. Morey joined Washington REIT in October 2008 as Senior Vice President and General Counsel. Prior to joining Washington REIT, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells), where he focused on capital market transactions, mergers and acquisitions, strategic investments and general business matters for national and regional office, retail, residential, lodging and other REITs. From 1997 to

1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a member of the Board of Directors of the Maryland Chamber of Commerce and also serves on the Executive Committee of the Maryland Chamber of Commerce.

Edward J. Murn, IV
Managing Director, Residential Division

Edward J. Murn, IV, joined Washington REIT in April 2013 as Managing Director, Residential Division. Prior to joining Washington REIT, he was Director of Development at The Tower Companies from September 2008 to March 2013, where he was responsible for metro D.C. area projects including The Blairs, White Flint Mall, and Tower Oaks. His previous experience was as Vice President of Multifamily Development and Team Leader at Kettler, Inc. from 2004 to 2008; as Director of Acquisitions & Development, Northeast Investment Group at Archstone-Smith Trust from 2001 to 2004; and as Director of Capital Markets at Charles E. Smith Residential Realty, Inc. from 2000 to 2001. Mr. Murn began his professional career as a banker with Citizens Bank of Maryland and First Horizon Construction Lending. Mr. Murn is an active member of the Urban Land Institute and Johns Hopkins Real Estate Forum.

Paul S. Weinschenk, LEED AP
Managing Director and Vice President, Retail Division

Paul S. Weinschenk, LEED AP, joined Washington REIT in February 2013 as Managing Director and Vice President, Retail Division. Prior to joining Washington REIT, he was Vice President, Retail at The Peterson Companies, a leading Washington, D.C.-based retail development company, for 16 years since 1997. Prior to that, Mr. Weinschenk worked for three years at Apple South, Inc. from 1994 to 1997 acquiring real estate for the company in a five-state area. He also worked for the Chase Manhattan Bank, N.A. in its Owned Real Estate Department from 1992 to 1994. Mr. Weinschenk's professional career began as an architect working for Dewberry. Mr. Weinschenk is an active member of the

International Council of Shopping Centers (ICSC), currently serving as State Director for Maryland, Northern Virginia and the District of Columbia.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS
Trustee and Executive Officer Ownership
The following table sets forth certain information concerning all common shares beneficially owned as of March 16, 2015 by each trustee, by each of the NEOs (as defined in “Compensation Discussion and Analysis” below) and by all trustees and executive officers as a group. Unless otherwise indicated, the voting and investment powers for the common shares listed are held solely by the named holder and/or the holder's spouse.

NAME	SHARES OWNED (1)	PERCENTAGE OF TOTAL
Thomas Q. Bakke	21,523	*
Benjamin S. Butcher	1,448	*
William G. Byrnes	37,517	*
William T. Camp	51,594	*
Edward S. Civera	28,627	*
Laura M. Franklin	76,598	*
John P. McDaniel	27,933	*
Paul T. McDermott	56,460	*
Thomas C. Morey	43,427	*
Charles T. Nason	45,897	*
Thomas H. Nolan, Jr.	—	*
Stephen E. Riffee	—	*
Thomas Edgie Russell, III	21,054	*
Wendelin A. White	18,486	*
Vice Adm. Anthony L. Winns (RET.)	7,826	*
All Trustees and Executive Officers as a group (14 persons)	386,796	*
* Less than 1%.

(1)
Includes common shares issuable, pursuant to vested restricted share units, upon the person's volitional departure from Washington REIT, as follows: Mr. Butcher, 1,448; Mr. Byrnes, 14,875; Ms. Franklin, 2,042; Mr. Nason, 9,231; Mr. Russell, 9,231; Ms. White, 13,425; Mr. Winns, 7,825; and all trustees and executive officers as a group, 58,077.

5% Shareholder Ownership
Washington REIT, based upon Schedules 13G filed with the SEC, believes that the following persons currently beneficially own more than 5% of the outstanding common shares.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENTAGE OF CLASS
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,119,885	(1)	13.4%
Thornburg Investment Management Inc. 2300 North Ridgetop Road Sante Fe, NM 87506	5,722,387	(2)	8.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,620,388	(3)	8.3%
Vanguard Specialized Funds - Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	4,947,164	(4)	7.3%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,780,720	(5)	7.0%

(1)
Based upon Schedule 13G/A filed February 10, 2015. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities. The Vanguard Group, Inc. has sole voting power with respect to 187,198 of these shares, shared voting power with respect to 54,400 of these shares, sole dispositive power with respect to 8,969,335 of these shares and shared dispositive power with respect to 150,550 of these shares.

(2)
Based upon Schedule 13G/A filed February 3, 2015. Thornburg Investment Management Inc. has sole voting power with respect to 5,722,387 of these shares and sole dispositive power with respect to 5,722,387 shares.

(3)	Based upon Schedule 13G/A filed January 23, 2015. BlackRock, Inc. has sole voting power with respect to 5,447,034 of these shares and sole dispositive power with respect to 5,620,388 of these shares.

(4)
Based upon Schedule 13G/A filed February 6, 2015. Vanguard Specialized Funds has sole voting power with respect to 4,947,164 of these shares and sole dispositive power with respect to none of these shares.

(5)
Based upon Schedule 13G filed February 11, 2015. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,188,310 of these shares and sole dispositive power with respect to 4,780,720 of these shares. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Description of Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we provide our shareholders with the opportunity to vote, on an advisory basis, on the compensation of our named executive officers, or NEOs, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is commonly known as a “say-on-pay” proposal.
Please review the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” for additional details regarding our executive compensation program. Please note, in particular the portion entitled “CD&A Executive Summary” on page 24 which describes significant components of our executive compensation program and actions taken by the Compensation Committee during the 2014 compensation year.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that Washington REIT's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Washington REIT's Proxy Statement for the 2015 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and narrative discussions and the other related tables and disclosure.”
As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on Washington REIT, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Voting Matters
Under our bylaws, approval of the say-on-pay proposal requires the affirmative vote of a majority of the votes cast. Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will not be counted as votes cast and will have no effect on the result of this vote.
Notwithstanding the approval requirements set forth in the previous paragraph, the vote remains advisory, and the Board and Compensation Committee value the opinions of our shareholders regardless of whether approval (as defined in the previous paragraph) is actually obtained.
Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

COMPENSATION DISCUSSION AND ANALYSIS
CD&A Executive Summary
The primary goal of our executive compensation program is to attract and retain the best executive talent and align the interests of our executives with those of our shareholders.  Set forth below is a summary of some of the key attributes — what we do and what we don’t do — that define our program.  As well, we enhanced our executive compensation program in 2014 to further executive alignment with our shareholders.  These enhancements — as well as key 2014 actions of the Compensation Committee — are highlighted below.

Key Components: The following are key components of our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO
We pay for performance, with the vast majority of any executive officer’s total compensation being based on performance	Our STIP and LTIP do not provide awards that are solely based on time served (we eliminated this practice from our STIP in 2014)

We use multiple performance metrics in our STIP – core FFO per share, core FAD per share and same-store NOI	We do not provide tax gross ups with respect to payments made in connection with a change in control

We use TSR – and only TSR – in our LTIP (we started this practice in 2014)	We do not allow hedging or pledging of our shares

We have implemented a clawback policy applicable to our executives	We do not guarantee minimum STIP or LTIP payouts or annual salary increases

We have robust share ownership guidelines (which apply to officers and Board members)	We do not pay dividends on performance-based restricted shares until the performance period ends

STIP/LTIP Enhancements: In 2014, we made several important modifications to our STIP and LTIP, as follows –

•	converted the 15% portion of our annual STIP award that was purely service-based to be performance-based, with the result that 100% of the STIP is now performance-based

•
eliminated a 20% subjective goal in our STIP tied to acquisition/disposition activity, with the result that 75% of our STIP awards are now financial goals based on core FFO, core FAD and same-store NOI performance metrics (up from 60%)

•	eliminated a 60% subjective goal in our LTIP tied to strategic plan fulfillment activity, with the result that 100% of our LTIP awards are now based on absolute and relative TSR, and

•	converted our LTIP structure from a three-year “end-over-end” basis to an annual “rolling” basis

STIP Action: Our Compensation Committee took the following actions with respect to 2014 STIP compensation –

•	established challenging STIP guideline target performance levels for 2014 for core FFO per share, core FAD per share and same-store NOI growth of $1.62, $1.08 and 3.3%, respectively

•	recognized final STIP core FFO per share, core FAD per share and same-store NOI growth performance levels of $1.63, $1.04 and 5.3%, respectively, and

•	determined a combined score for the financial goals (75% weighting) portion of the STIP at a level of 2.29 (on a scale of 1 to 3, with 3 being the highest level of achievement)

LTIP Action: Our Compensation Committee is no longer required to make determinations with respect to LTIP payouts, as our LTIP is now 100% based on TSR, as noted above. As a result, the LTIP awards made by the Committee with respect to 2014 were based solely on TSR calculations made pursuant to the LTIP.

Salary Action: Our Compensation Committee did not raise executive officer salaries in 2014. As a result, salary levels were maintained at their 2012 levels.
Say On Pay Results and Consideration
Because the 2014 say-on-pay proposal received the approval of more than 96% of our shareholders who cast a vote, the Compensation Committee considered such results but did not implement changes to our executive compensation program motivated by the shareholder advisory vote. Instead, the Compensation Committee made significant changes to our STIP and LTIP (as highlighted above in “CD&A Executive Summary — STIP/LTIP Enhancements”  and discussed below in “Short-Term Incentive Plan (STIP) — Plan Summary” and “Long-Term Incentive Plan (LTIP) — Plan Summary”) motivated by its desire to continually enhance the alignment of our executives to our shareholders.
On July 28, 2011, the Board determined that, consistent with the Board's recommendation for the 2011 annual meeting and the vote of the shareholders, Washington REIT will hold future “say on pay” votes on an annual basis until the next required vote regarding the frequency of “say on pay” votes is conducted.
Compensation Objectives and Components
We believe that the primary goal of executive compensation is to attract and retain the best executive talent and align the interests of our executive officers with those of our shareholders. We think attracting and retaining executive talent is imperative to creating long-term value for our shareholders. We believe providing salaries that fairly reward executives for their value to the organization is a critical base element of compensation. We view performance-based compensation as a means to further motivate and reward our executives for achievement of our financial objectives. As a result, a substantial portion of our executive compensation program is performance-based.

Our executive compensation program primarily consists of base salary, our short-term incentive plan (the "STIP") and our long-term incentive plan (the "LTIP"). The STIP consists of annual cash and restricted share awards. The LTIP consists of awards of unrestricted shares and restricted shares. The additional components of our executive compensation program are described below under “— Other Executive Compensation Components.”

The Compensation Committee makes compensation decisions after careful analysis of performance information and market compensation data. In developing our executive compensation program, the Compensation Committee established the following compensation guidelines:

•	executive base salaries should generally approximate the median, but there should also be flexibility to address particular individual circumstances that might require a different result, and

•
total direct compensation should approximate the 75th percentile of the peer group only in circumstances where management has achieved “top level performance” in operational performance and strategic initiatives.

An executive’s salary and total direct compensation are not mechanically set to be a particular percentage of the peer group average.  Instead, the Compensation Committee reviews the executive’s compensation relative to the peer group to help the Compensation Committee perform its overall analysis of the compensation opportunity for each executive.  Peer group data is not used as the determining factor in setting compensation because (1) the executive’s role and experience within the company may be different from the officers at the peer companies, (2) the compensation for officers at the peer companies may be the result of over- or under-performance and (3) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be based on its own business judgment with respect to the compensation opportunity for each executive, taking into account advice from FPL Associates L.P. as noted below.
Role of Compensation Consultant and Peer Group Analysis
The Compensation Committee engaged the services of FPL Associates L.P., as an independent executive compensation consultant, to provide advice and counsel in carrying out its duties. FPL Associates L.P. provided the Compensation Committee with market data on executive pay practices and levels and provided recommendations regarding the structure of the STIP and LTIP.

The Compensation Committee worked with FPL Associates L.P. to develop a comparative group of companies and conduct a market analysis of executive compensation practices and pay levels based on this group.  The Compensation Committee used the 15-company peer group set forth below for this purpose.Due to Washington REIT's unique property-type diversification and geographic focus, it is difficult to build a peer group that matches Washington REIT's exact business model. FPL Associates L.P. compared the compensation of Washington REIT's named executive officers listed on page 19 (“NEOs”) to the compensation of similarly situated executives employed by companies in the NAREIT compensation survey and the 15-company peer group. The companies in the selected group vary in size, both smaller and larger than Washington REIT, but were recommended by FPL Associates L.P. as appropriate comparable companies based on their approximate size and the complexity of their real estate businesses. The 15-company peer group set forth below was also utilized for the relative total shareholder return component of the LTIP.

American Assets Trust, Inc.	Cousins Properties Incorporated	Mack-Cali Realty Corporation
Brandywine Realty Trust	Federal Realty Investment Trust	Post Properties, Inc.
Corporate Office Properties Trust	First Potomac Realty Trust	Regency Centers Corporation
Camden Property Trust	Home Properties, Inc.	Saul Centers, Inc.
Columbia Property Trust	Liberty Property Trust	Weingarten Realty Investors
FPL Associates L.P.'s data compared the compensation of Washington REIT officers based on base salary and total direct compensation, which included base salary, annual incentive compensation and an annualized present value of long-term incentive compensation. The Compensation Committee considers the amount and mix of base and variable compensation by referencing, for each executive level and position, the prevalence of each element and the level of compensation that are provided in the market based on the FPL Associates L.P. comparison analysis.
The Compensation Committee takes into account current financial performance in its evaluation of executive compensation. In particular, the Compensation Committee takes into account current financial performance, represented by core FFO per share, core FAD per share and same-store NOI, in determining payouts under the STIP.
Role of Executives
The Compensation Committee believes management input is important to the overall effectiveness of Washington REIT's executive compensation program. The Compensation Committee believes the advice of an independent consultant should be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices.
The Chief Executive Officer, the Executive Vice President - Accounting and Administration, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on aligning compensation strategies with our business strategy and on how well our compensation programs appear to be working.
Base Salary
For 2014, the Compensation Committee elected to maintain 2013 levels for base salaries of the Chief Executive Officer, the Executive Vice Presidents and the Senior Vice Presidents. As a result, the 2014 base salaries determined by the Compensation Committee for our NEOs were as follows.

Position	Name	2014 Base Salary	% Change from 2013
Chief Executive Officer	Paul T. McDermott	$500,000	0%
Executive Vice President	Thomas Q. Bakke	350,000	0%
	William T. Camp	350,000	0%
	Laura M. Franklin	350,000	0%
Senior Vice President	Thomas C. Morey	288,000	0%

The Compensation Committee, acting in consultation with FPL Associates L.P., reviews and approves salary recommendations annually based on the considerations described above. The 2014 compensation for each of our NEOs was determined based on a review of publicly disclosed compensation packages of executives of other public real estate companies and were intended to ensure that executive salaries generally approximate the median of the peer group.

Based on the fair value of equity awards granted to the NEOs in 2014 and the base salary of the NEOs, salary accounted for approximately 23% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 77% of the total compensation.

Short-Term Incentive Plan (STIP)
Plan Summary
On March 27, 2014, the Compensation Committee approved a new STIP with respect to one-year performance periods beginning on or after January 1, 2014. The STIP replaced the prior short-term incentive plan that became effective January 1, 2012 (“prior STIP”). The prior STIP remains in effect with respect to one-year performance periods that began January 1, 2012 and January 1, 2013.
Under the STIP, executives are provided the opportunity to earn awards, payable 50% in cash and 50% in restricted shares, based on achieving various performance objectives within a one-year performance period. The cash component of the award is paid following completion of the one-year performance period. The restricted shares are subject to a ratable vesting schedule that runs for three years from the January 1 following completion of the one-year performance period. Each executive's total award opportunity under the STIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

	Cash Component (50%)			Restricted Share Component (50%)
	Threshold	Target	High	Threshold	Target	High
President and Chief Executive Officer	58%	113%	195%	58%	113%	195%
Executive Vice President (1)	48%	93%	160%	48%	93%	160%
Senior Vice President	35%	65%	115%	35%	65%	115%
(1)    With respect to Mr. Riffee, who joined us in February 2015, the threshold, target and high award opportunities for each of the cash component and the restricted share component are 42%, 87.5% and 140%, respectively.

Overall STIP performance is evaluated on the following performance goals and weightings:
Financial Goals (75%)
The financial goals component of the STIP is comprised of the following three metrics:

•	Core funds from operations (FFO) per share;

•	Core funds available for distribution (FAD) per share; and

•	Same-store net operating income (NOI) growth.
Our performance under these metrics is judged by the Compensation Committee in the aggregate and their aggregate weighting equals 75%. The Compensation Committee establishes guideline expectations for each performance metric but does not establish specific target, threshold or high performance levels underlying the aggregate financial performance goals. These guidelines were set by the Compensation Committee within the first 90 days of the one-year performance period (taking into account input from the Board and the Chief Executive Officer).
At the completion of the one-year performance period, fulfillment of our financial performance goals is evaluated in the aggregate by the Compensation Committee in its discretion (taking into account absolute performance, performance relative to other companies in the industry, challenges faced by Washington REIT and/or positive external circumstances that may have beneficially impacted Washington REIT’s performance, input from the Board and a written presentation on satisfaction of such financial performance goals provided by the Chief Executive Officer). At the conclusion of the performance period, the Compensation Committee evaluates aggregate financial goal performance on a scale of below 1 (below threshold), 1 (threshold), 2 (target) or 3 (high). The Compensation Committee's evaluation includes an assessment of our absolute performance, our performance relative to other companies in our industry, the challenges faced by us and/or the positive external circumstances that may have beneficially impacted our performance. If the Compensation Committee determines that achievement of the aggregate financial goal performance fell between threshold and high, the portion of the award dependent on the aggregated financial performance goal would be determined by linear interpolation (with an associated payout level in between threshold and target performance levels, or target and high performance levels, as applicable). If achievement of the aggregate financial goal performance falls below threshold level (i.e., rated by the Compensation Committee below a level of 1), the portion of the award that is dependent on aggregate financial goal performance will not be paid.
Core FFO per share is calculated by adjusting FFO per share for (1) gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments not already excluded from FFO, as appropriate, and (5) relocation expense. Core FAD per share is calculated by adjusting FAD per share for (1) cash gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) non-share-based severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments not already excluded from FAD, as appropriate, and

(5) relocation expense. Core FFO per share and Core FAD per share under the STIP are interpreted to exclude the impact of the two-class method as defined in generally accepted accounting principles when computing earnings per share. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses. For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A "non-same-store" property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.
FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO per share is equal to a REIT's net income, excluding gains or losses from sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FAD per share is calculated by subtracting from FFO per share (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream, and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense, and (5) amortization and expensing of restricted share and unit compensation and adding or subtracting (6) non-cash gain/loss on extinguishment of debt, as appropriate, and (7) the amortization of lease intangibles, as appropriate.
Individual Goals (25%)
At the completion of the one-year performance period, fulfillment of individual goals is evaluated by the Compensation Committee in its discretion with respect to the Chief Executive Officer and by the Chief Executive Officer in his discretion with respect to all other executives (this carries a 25% weighting). At the conclusion of the one-year performance period, the Compensation Committee or Chief Executive Officer, as applicable, evaluates performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement of individual goals falls below threshold level, the portion of the award that is dependent on individual goals will not be paid.
The financial and individual performance goals are re-evaluated on an annual basis as to their appropriateness for use with respect to the 2015 performance period and in subsequent annual programs under the STIP based on any potential future changes in Washington REIT business goals and strategy.
Vesting and Payment
With respect to the 50% of the STIP award payable in restricted shares, the restricted shares (1) vest one-third of the shares on each of the first three anniversaries of the last day of the performance period, over a three-year period commencing on the January 1 following the end of the one-year performance period, (2) consist of a number of shares determined by dividing the dollar amount payable in restricted shares by the closing price per share on such January 1 (or, if not a trading day, the first trading day thereafter), and (3) are issued within 2 1/2 months of the end of the one-year performance period. The restricted shares are awarded out of and in accordance with Washington REIT's 2007 Omnibus Long Term Incentive Plan. Washington REIT pays dividends currently on the restricted shares described in this paragraph. Because the restricted shares under the STIP will only be issued after the one-year performance period has ended, no dividends will be paid on restricted shares until the actual performance had been achieved.

If, during the three-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by Washington REIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by Washington REIT, or a Change in Control occurs, the restricted shares awarded under the STIP will immediately vest. “Cause,” “Good Reason,” “Retire”, “Disability” and “Change of Control” have the meanings set forth in the STIP. With respect to the 50% of the award payable in cash under the STIP, 100% of such cash portion is payable within 2 1/2 months of the end of the performance period. The executive can elect to defer 100% of the cash portion pursuant to Washington REIT's Deferred Compensation Plan for Officers. If the executive made such election, the cash is converted to restricted share units and Washington REIT will match 25% of deferred amounts in restricted share units. The executive is required to be employed on the last day of the performance period to receive an STIP award, subject to the following exceptions. If during the performance year, the executive's employment is terminated by Washington REIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by Washington REIT, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the portion of the award paid in restricted shares will immediately vest. If a Change in Control occurs during the one-year performance period, the performance goals under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, the executive will receive an award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control and the portion of the award paid in restricted shares will immediately vest.
STIP Determinations by Compensation Committee
In the case of core FFO per share, core FAD per share and same-store NOI growth objectives, management proposed guidelines for measuring threshold, target and high performance levels based on Washington REIT's business projection and budget materials. These guidelines were then extensively reviewed by the Compensation Committee (together with the Board) and subsequently approved. The resulting approved guidelines for each of the financial goals across threshold, target, and high performance levels under the STIP are presented in the table below, along with the 2014 actual results:

	Threshold	Target	High	Final Results Recognized by the Committee
Core FFO per share	$1.56	$1.62	$1.68	$1.63
Core FAD per share	$1.04	$1.08	$1.12	$1.04
Same-store NOI growth	0.2%	3.3%	6.2%	5.3%

In making its assessment of the performance of financial goals, the Compensation Committee noted that actual performance with respect to core FFO per share and same-store NOI growth were above the guideline target performance levels in each case. The Compensation Committee noted that actual performance with respect to core FAD per share was below the guideline target performance level, but not below the guideline threshold performance level. In recognition of this overall performance, the Compensation Committee determined a combined score of 2.29 for the financial goals (75% weighting) portion of the STIP (on a scale of 1 to 3, with 3 being the highest level of achievement). In determining such combined score, the Compensation Committee made no adjustments to its scoring of core FFO per share and same-store NOI growth, but made a positive adjustment to core FAD per share in order to account for significant leasing volume achieved by management in 2014, which had the effect of decreasing core FAD per share.

In the case of individual objectives (25% weighting), the Compensation Committee reviewed and determined the performance of Mr. McDermott and Mr. McDermott reviewed and determined the performance of each of the other executives. With respect to the Compensation Committee’s determination of Mr. McDermott’s performance, the Compensation Committee took into account Mr. McDermott’s accomplishments in developing and implementing a new strategic plan for Washington

REIT, acquiring three significant real estate assets (the Army and Navy Club Building, 1775 Eye Street, N.W. and Spring Valley Center) in off-market transactions in order to reinvest proceeds received from the sale of Washington REIT’s medical office portfolio, initiating operational improvements within Washington REIT and making substantial progress towards a relocation of the corporate headquarters of Washington REIT, which was completed in January 2015. With respect to Mr. McDermott’s determination of the performance of the other executives, Mr. McDermott took into account the performance in 2014 of each executive in leading his or her respective department and Washington REIT as a whole and in contributing to the financial and operational accomplishments of Washington REIT. The final determinations of the Compensation Committee and Mr. McDermott with respect to individual performance are reflected in the actual payout amounts for 2014 under the STIP as presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

At the request of the Compensation Committee, an internal audit was performed to review management's calculations for the STIP to confirm that they comply with the STIP. This internal audit was then presented to the Compensation Committee for its review and acceptance.
Long-Term Incentive Plan (LTIP)
Plan Summary
On April 23, 2014, the Compensation Committee approved a new LTIP for executive officers. The LTIP replaced the prior long-term incentive plan that became effective January 1, 2011 (“prior LTIP”) with respect to the performance period beginning January 1, 2011 and ending December 31, 2013. Under the LTIP, executives are provided the opportunity to earn awards, payable 75% in unrestricted shares and 25% in restricted shares, based on achieving TSR performance objectives within a three-year performance period. The LTIP is a “rolling” plan, with a new three-year performance period commencing on January 1 of each year. Each executive's total award opportunity under the LTIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

	Threshold	Target	High
President and Chief Executive Officer	80%	150%	270%
Executive Vice President (1)	50%	95%	170%
Senior Vice President	40%	80%	140%
(1) With respect to Mr. Riffee, who joined us in February 2015, the threshold, target and high award opportunities are 44%, 95% and 149%, respectively.
For purposes of calculating award payouts at the conclusion of each three-year performance period, the level of salary is determined for each executive as of the beginning of the applicable performance period. Each TSR goal is measured over a three-year performance period based on a share price determination made at the beginning and end of the performance period and dividends paid with respect to the common shares during the performance period. For purposes of calculating total shareholder return metrics, the “starting price” equals the average closing price for the 20-trading day period beginning on the first trading day of the performance period, and the “ending price” equals the average closing price for the 20-trading day period beginning on the first trading day after the end of the performance period. Overall LTIP performance is evaluated on both of the following TSR performance goals and weightings:

Absolute TSR (50%)

For absolute TSR, threshold, target and high performance levels are 6%, 8% and 10% total shareholder return over the performance period (calculated on a compounded, annualized basis). If absolute TSR falls between 6% and 8% or between 8%

and 10%, absolute TSR will be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.3% will be rounded to 8.5%) and the portion of the LTIP award that is dependent upon TSR will be determined by linear interpolation. If absolute TSR falls below the applicable threshold level, the portion of the award that is dependent on such goal will not be paid.

Relative TSR (50%)

For relative TSR, Washington REIT's TSR performance will be measured over the performance period against the 15-company peer group set forth below.

American Assets Trust, Inc.	Cousins Properties Incorporated	Mack-Cali Realty Corporation
Brandywine Realty Trust	Federal Realty Investment Trust	Post Properties, Inc.
Corporate Office Properties Trust	First Potomac Realty Trust	Regency Centers Corporation
Camden Property Trust	Home Properties, Inc.	Saul Centers, Inc.
Columbia Property Trust	Liberty Property Trust	Weingarten Realty Investors
Threshold, target and high performance levels for relative TSR are the 33rd, the 51st and the 76th percentiles, respectively. If relative TSR falls between the these percentiles, the actual relative TSR performance level is to be determined by linear interpolation (with an associated payout level in between threshold and target performance levels, or target and high performance levels, as applicable). If relative TSR falls below the applicable threshold level, the portion of the award that is dependent on such goal will not be paid.
Vesting and Payment
The LTIP awards are payable 75% in unrestricted shares and 25% in restricted shares, and are awarded out of and in accordance with Washington REIT's 2007 Omnibus Long Term Incentive Plan. These unrestricted shares and restricted shares are to (1) in the case of the restricted shares only, vest over a one-year period commencing on the January 1 following the end of the three-year performance period, (2) consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on such January 1 and (3) be issued within 2 1/2 months of the end of the three-year performance period. Washington REIT must pay dividends currently on the restricted shares described above in this paragraph. Because restricted shares under the LTIP will only be issued after the three-year performance period has ended, no dividends will be paid on restricted shares until the actual performance has been achieved.

If, during the one-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by Washington REIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by Washington REIT, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. “Cause,” “Good Reason,” “Retire”, “Disability” and “Change of Control” have the meanings set forth in the LTIP. The executive is required to be employed on the last day of the performance period to receive an LTIP award, subject to the following exceptions. If during the three-year performance period, the executive's employment is terminated by Washington REIT without Cause, or the executive resigns with Good Reason, retires, dies or becomes subject to a Disability while employed by Washington REIT, the executive will receive an award under the LTIP calculated based on actual levels of achievement as of the date of such event, but the award will be prorated based on the period of employment during the three-year performance period through the date of such event and the award will immediately vest. If a Change in Control occurs while the executive was employed by Washington REIT during the three-year performance period, the executive will receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award would not be prorated based on the period of employment during the performance period through the date of such event) and the award would immediately vest. In all of the foregoing cases, payment of the award would be accelerated.

The grant date fair values for the LTIP awards for 2014 are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

Transition Awards

As a result of the change from an “end-over-end” structure under the prior LTIP to the “rolling” structure under the LTIP, a transition program was initiated in order to ensure that executives maintained an appropriate level of overall long-term compensation during the “phasing in” period for the new structure. The transition program provided for a one-time transition award opportunity (in the amounts described in the table under "Long-Term Incentive Plan (LTIP) — Plan Summary" above) commencing in 2014. This transition award opportunity was divided into two separate tranches with different performance periods and vesting schedules, as follows:

•
33.34% of the award opportunity has a TSR performance period of one year (commencing on January 1, 2014) and will vest 50% at the one-year anniversary of the end of such performance period and 50% on the two-year anniversary thereof, and

•
66.66% of the award opportunity has a TSR performance period of two years (commencing on January 1, 2014) and will vest 65% at the end of such two-year performance period and 35% on the one-year anniversary thereof.

The overall effect of the above transition program is to ensure consistent award opportunity during the LTIP “phase in” period. Each portion of the transition program noted above, consistent with the overall LTIP, is based 50% on absolute TSR and 50% on relative TSR for the relevant performance period. The transition program was designed based on advice from FPL Associates, L.P., the independent consultant to the Compensation Committee.

LTIP Determinations by Compensation Committee

With respect to TSR goals under the LTIP, the Compensation Committee reviewed the total shareholder return calculations against LTIP metrics with respect to the 33.34% portion of the one-time transition award opportunity, which had a one-year performance period ending on December 31, 2014. As noted above, for the absolute TSR goal, the threshold, target and high performance levels were 6%, 8% and 10% total shareholder return over the performance period (calculated on a per annum basis). As of the end of the performance period, Washington REIT’s absolute total shareholder return for the period was calculated to be 31.2%. As a result, pursuant to the LTIP terms, the Compensation Committee made awards with respect to the absolute TSR goal calculated based on such achievement.

For the relative TSR goal, Washington REIT's TSR performance was measured over the performance period against the 15-company peer group utilized by the Compensation Committee. Threshold, target and high performance levels for relative TSR were the 33rd, the 51st and the 76th percentiles, respectively. As of the end of the performance period, Washington REIT’s relative TSR ranked at the 53rd percentile. As a result, pursuant to the LTIP terms, the Compensation Committee made awards with respect to the relative TSR goal calculated based on such achievement.

Other Executive Compensation Components

CEO Employment Letter

On August 20, 2013, Washington REIT announced that it had selected Mr. McDermott to be its new President and Chief Executive Officer and had entered into an employment letter specifying the terms of his employment.

The employment letter specified that Mr. McDermott's annual base salary would initially be $500,000. After December 31, 2014, the Board agreed to review his base salary on an annual basis and may increase it in its discretion. In connection with entering into the employment letter, Mr. McDermott was awarded 21,000 restricted common shares on his start date, which was October 1, 2013. These shares will vest in equal installments of 7,000 shares each over a three year period while he remains employed, on the first, second and third anniversary dates of his start date. If he is terminated without Cause (as defined below), all of the then remaining unvested shares will become vested on the termination date.
Under the employment letter, effective January 1, 2014, Mr. McDermott became eligible to participate in the STIP and LTIP at the Chief Executive Officer level, in accordance with the terms of the STIP and the LTIP, as they may be amended by the Board for all participating employees generally from time to time.
The employment letter provides that Mr. McDermott is entitled to an automobile allowance of $14,000 per year and reimbursement of up to $15,000 for legal expenses for reviewing the employment letter. The employment letter also entitles Mr. McDermott to a 401(k) match and participation in our SERP. The employment letter requires Mr. McDermott to protect the confidentiality of Washington REIT confidential information and comply with Washington REIT’s stock ownership guidelines described below in this Proxy Statement. It further provides that he will enter into the form of indemnification agreement entered into by and between Washington REIT and its other officers and Board members.
The employment letter provides that either Mr. McDermott or Washington REIT may terminate the employment relationship at any time for any lawful reason, with or without Cause or Good Reason (as defined below) or notice. If Mr. McDermott's employment is terminated without Cause or he terminates for Good Reason, he would receive the following severance benefits, payable in installments according to Washington REIT’s payroll cycle and pro-rata portions of any STIP and LTIP values as determined by the applicable plans, provided that he signs Washington REIT’s standard separation agreement and general release. If termination without Cause or for Good Reason occurs between October 1, 2013 and September 30, 2015, he would receive 24 months of base salary, and if termination without Cause or for Good Reason occurs on October 1, 2015 or thereafter, he would receive 12 months of base salary.
Under the employment letter, “Cause” means commission of a felony or crime of moral turpitude; conduct in the performance of duties which is illegal, dishonest, fraudulent or disloyal; breach of any fiduciary duty owed to Washington REIT; any action or inaction that constitutes a material breach of the employment letter which is not cured to Washington REIT 's reasonable satisfaction within 30 days of receipt of written notice advising of such material breach; or gross neglect of duty which is not cured to Washington REIT 's reasonable satisfaction within 30 days of receipt of written notice advising of such gross neglect, and “Good Reason” means a material diminution in base salary or a material diminution in overall base compensation earning potential that is not agreed to by the employee (other than due to failure to achieve performance-based measures), a material diminution in authority, duties or responsibilities, a material change in geographic location at which the employee is employed, or any action or inaction by Washington REIT that constitutes a material breach of the employment letter, provided the employee gives written notice within 90 days after the condition providing the basis for such Good Reason first exists and if such Good Reason has not been corrected or cured within 30 days after Washington REIT has received written notice of the employee's intent to terminate his employment for Good Reason and specifying in detail the basis for such termination.
CFO Employment Letter and STIP/LTIP Matters

On January 18, 2015, Washington REIT entered into an employment letter with Mr. Riffee specifying the terms of his employment. Pursuant to Mr. Riffee’s employment letter, Mr. Riffee will participate in Washington REIT’s executive compensation program, including the STIP and LTIP, at the Executive Vice President level, with the following modifications (1) Mr. Riffee’s base annual salary is $400,000 per annum (rather than $350,000), (2) his participation in the STIP and LTIP takes effect as of January 1, 2015, and (3) his STIP target is 175% (rather than 186%), split evenly between the cash component of 87.5% and the restricted share component of 87.5%. Mr. Riffee was also awarded 5,287 in restricted share units (RSUs) valued at $150,000, granted under Washington REIT’s 2007 Omnibus Long-term Incentive Plan, on his first date of employment. These RSUs will vest in three equal installments over a three-year period, on the first, second and third anniversaries of such date.
Mr. Riffee’s threshold, target and high award opportunities under the STIP for each of the cash component and the restricted share component were determined by the Compensation Committee to be 42%, 87.5% (as noted above) and 140%, respectively. Mr. Riffee’s threshold, target and high award opportunities under the LTIP were determined by the Compensation Committee to be 44%, 95% and 149%, respectively.
COO Employment Letter

On April 5, 2014, Washington REIT entered into an employment letter with Mr. Bakke specifying the terms of his employment. Pursuant to Mr. Bakke's employment letter, Mr. Bakke was awarded $100,000 in RSUs, granted under Washington REIT’s 2007 Omnibus Long-term Incentive Plan, on his first date of employment. These 4,151 RSUs will vest in three equal installments over a three-year period, on the first, second and third anniversaries of such date.
Supplemental Executive Retirement Plan
Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by our qualified retirement programs, Washington REIT provides a supplemental executive retirement plan (“SERP”) for the benefit of the NEOs. This plan was established in November 2005 and is a defined contribution plan under which, upon a participant's termination of employment from Washington REIT for any reason other than death, discharge for cause, or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant's accrued benefit times the participant's vested interest. A participant's benefit accrues over years of service. Washington REIT makes contributions to the plan on behalf of the participant ranging from 9.5% to 19% of base salary. The exact contribution percentage is based on the participant's current age and service such that, at age 65, the participant could be expected to have an accumulation (under assumptions made under the plan) that is approximately equal to the present value of a life annuity sufficient to replace 40% of his or her final three year average salary. Vesting generally occurs based on a minimum of 10 years of service or upon death, total and permanent disability, involuntary discharge other than for cause, or retirement or voluntary termination if the participant does not engage in prohibited competitive activities during the two-year period after such retirement or voluntary termination.
Washington REIT accounts for this plan in accordance with Accounting Standards Codification ("ASC") 710, Compensation - General and ASC 320, Investments - Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2014, 2013 and 2012, Washington REIT recognized current service cost of $306,000, $325,000 and $342,000, respectively.

Severance Plan

On August 4, 2014, the Board and Compensation Committee adopted an Executive Officer Severance Pay Plan to provide specified benefits to executive officers in the event of their termination of employment from Washington REIT. Under the severance plan, in the event of a qualifying termination of employment of an executive officer, the executive officer will be entitled to receive severance pay in accordance with the following matrix:

Weeks of Severance Pay
	Base Salary
Years of Service	$170K but less than $225K	$225K or more
Less than 1	12	14
1-4	16	18
5	18	20
6	20	22
7	22	24
8	24	26
9	26	28
10	28	30
11	30	32
12	32	34
13	34	36
14	36	38
15	38	40
16	40	42
17	42	44
18	44	46
19	46	48
20	48	50
21	50	52
22 or more	52	52

In addition to the severance pay set forth above, under the severance plan each executive officer will also be entitled to receive a severance benefit comprised of an ongoing payment from Washington REIT equal to the employer portion of current medical, dental and vision elections for the period of severance (or, if less, the applicable COBRA payment). Any severance pay and severance benefits described above will be subject to applicable payroll and tax withholding.

Under the severance plan, for an executive officer to be eligible for severance pay and severance benefits, the termination of such executive officer must be by Washington REIT without “Cause” (as defined in the severance plan) or by resignation of the executive officer for “Good Reason” (as defined in the severance plan). Washington REIT also has the discretion under the severance plan to pay severance pay and benefits in other involuntary termination scenarios and to pay supplemental severance pay. In all cases, the executive officer must execute and not revoke Washington REIT’s standard form of separation agreement applicable to executive officers in order to receive severance pay and benefits. Washington REIT will be required to make the severance payment in a lump-sum on or before March 15 of the calendar year following the calendar year in which the executive officer is terminated, but such portion of the payments (if any) that would constitute deferred compensation under Section 409A of the Internal Revenue Code will not be paid until at least six months after the executive officer’s termination if the executive officer is also a "specified employee" under the provisions of the Code. The severance pay and severance benefits under the

Severance Plan are in addition to, and not in lieu of, any applicable equity vesting, acceleration of payment or other benefits that may exist under the LTIP, the STIP, the SERP and other compensation plans. If the executive officer is entitled to severance payments under a change in control agreement with Washington REIT, then the executive officer will not also receive payment under the severance plan. In addition, for the President and Chief Executive Officer, he will be entitled to the severance payments under the severance plan or his employment letter with Washington REIT, whichever is greater. The severance plan defines participating executive officers to be officers at the level of President and Chief Executive Officer, Executive Vice President or Senior Vice President.

Deferred Compensation Plan
Beginning in 2007, Washington REIT adopted a plan that allows officers to voluntarily defer salary and STIP awards. The plan allows any officer to defer a percentage or dollar amount of his or her salary and/or his or her STIP awards. The amounts deferred are not included in the officer’s current taxable income and, therefore, are not currently deductible by us. Salary deferrals are credited during the year with earnings based on the weighted average interest rate on Washington REIT's fixed rate bonds as of December 31 of each calendar year. STIP awards are deferred as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. The restricted share units are credited with an amount equal to the corresponding dividend paid on Washington REIT's common shares. Participants may elect to defer receipt of payments to a specified distribution date that is at least three years from first day of the year to which the salary deferred related or, if applicable, at least five years from any previously designated distribution date. If a participant has not elected to further defer a distribution beyond the original designated distribution date, then payment will commence upon the earliest of (1) the original specified distribution date, (2) the date the participant terminates employment from Washington REIT, (3) the participant's death, (4) the date the participant sustains a total and permanent disability, or (5) a change in control. Amounts deferred into restricted share units will be paid in the form of shares. The plan is unfunded and payments are to be made from general assets of Washington REIT.

Change in Control Termination Agreements
The change in control agreements with the NEOs discussed below provide for continuation of payments and benefits in the event of termination due to a “change in control” (as defined in these agreements). The basic rationale for these change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.
The termination benefits payable in connection with a change in control require a “double trigger,” which means that (1) there is a “change in control” (as that term is defined in the agreement) and (2) after the change in control, the covered NEO's employment is “involuntarily terminated” by Washington REIT or its successor not for “cause” (as both terms are defined in the agreement), but including a termination by the executive because his duties, responsibilities or compensation are materially diminished, within 24 to 36 months of the change in control (as such period is specified in the covered NEO's agreement). In addition, if one of the foregoing terminations of employment occurs in the 90 day period before the change in control, the termination will be presumed to be due to the change in control unless Washington REIT can demonstrate to the contrary. A double trigger was selected to enhance the likelihood that an executive would remain with Washington REIT after a change in control because the executive would not receive the continuation of payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.
The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

Executive Position	Period
Chief Executive Officer	36 months
Executive Vice Presidents	24 months
Senior Vice Presidents	24 months

B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.
C. Payment of the full cost to continue coverage under Washington REIT's group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time the NEO receives salary continuation up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.
D. Immediate vesting in all unvested common share grants, restricted share units, performance share units and dividend equivalent units granted to the NEO under Washington REIT's 2007 Omnibus Long Term Incentive Plan and immediate vesting in the deferred compensation plans.
Each of our change of control agreements then in effect was amended effective November 5, 2012 to eliminate the executive's right to receive a tax “gross-up” payment based on Section 4999 of the Internal Revenue Code. As a result, we no longer have the obligation to provide tax “gross-up” payments to our executives with respect to amounts owed under Section 4999 of the Internal Revenue Code.
In addition to our change in control agreements, our STIP and LTIP each provide for particular awards to be made in the event of a change in control that occurs during the performance period under each such plan. These awards are described in further detail under the headings “Short-Term Incentive Plan (STIP)” and “Long-Term Incentive Plan (LTIP)” above. For further information on Change of Control payments, see “Potential Payments upon Change in Control” on page 50.
Separation Agreements

During 2014, Washington REIT announced the retirements of James B. Cederdahl and Thomas L. Regnell, and the expected resignation of William T. Camp (which resignation occurred on March 3, 2015). In February 2015, Washington REIT announced the expected retirement of Laura M. Franklin on December 31, 2015. In connection with these departures, Washington REIT entered into separation agreements with each officer. Pursuant to the separation agreements, each executive received (or, with respect to Ms. Franklin, will receive): (1) an award under the STIP (calculated, with respect to the performance period during which the departure occurred (or will occur), based on the actual level of achievement of the performance goals for the entire performance period, with the award being prorated based on the number of days during the performance period the officer was an employee), with any restricted shares being delivered fully vested, (2) an award under the LTIP with respect to the regular LTIP award opportunity for the three-year performance period commencing in 2014, the one-time transition award opportunity commencing in 2014 (as described under “Transition Awards” above) and (with respect to Mr. Camp and Ms. Franklin only) the regular LTIP award opportunity for the three-year performance period commencing in 2015 (with each such award (A) calculated based on the actual level of achievement of the performance goals for the period ending on the departure date (except for the 33.34% portion of the one-time transition award with respect to Mr. Camp and Ms. Franklin only, which is calculated as of December 31, 2014), (B) being prorated based on the number of days during the performance period the officer was an employee, and (C) being delivered in fully vested shares), (3) vesting of unvested restricted shares and, if applicable, restricted share units, and (4) vesting, if applicable, of the existing account balance and distribution in accordance with the SERP. Pursuant to each separation agreement, Washington REIT agreed to a general release of claims against the officer, and the officer agreed to a general release of claims against Washington REIT. The officer also agreed to reasonably cooperate with and provide information to Washington REIT upon request, and will receive hourly compensation and reasonable and necessary expenses in connection therewith. Each separation agreement also contains confidentiality and non-solicitation obligations and other customary provisions.

Mr. Cederdahl’s separation agreement also provided for a lump-sum severance payment of $264,000, payment of COBRA health premium for the shorter of 18 months or until he became eligible for other coverage and a lump-sum payment of $3,500 representing counsel expenses. Mr. Regnell’s separation agreement also provided for a lump-sum severance payment of $276,923 (consistent with the Executive Severance Pay Plan), payment of COBRA health premium for the shorter of six months or until he became eligible for other coverage and an additional $36,000 lump sum payment. Mr. Camp’s separation agreement also provided for a lump-sum severance payment of $148,077 (consistent with the Executive Severance Pay Plan), payment of COBRA health premium for the shorter of 18 months or until he becomes eligible for other coverage, reimbursement of up to $7,500 in counsel expenses, and an additional $15,000 per month payment for consulting services for a six-month period commencing March 2, 2015 (subject to reduction by up to $7,500 per month in Washington REIT’s discretion when Mr. Camp commences new full time employment). Ms. Franklin’s separation agreement did not provide for a lump-sum severance payment under the Executive Severance Pay Plan or otherwise, or payment of COBRA health premium, but does contain a non-competition covenant and provides for vesting in a pro rata portion of unvested restricted stock units issued in a 25% match program contained in Washington REIT’s Deferred Compensation Plan (based on the months worked by Ms. Franklin as of December 31, 2015 in comparison to the 36-month vesting period for the restricted stock units).

Perquisites
NEOs participate in other employee benefit plans generally available to all employees on the same terms. In addition, the NEOs are provided with supplemental life insurance and in some cases granted an automobile allowance. The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable Washington REIT to attract and retain key employees. For information on specific benefits and perquisites, see the footnotes to the Summary Compensation Table.
Policies Applicable to Executives
Clawback Policy
Washington REIT has adopted a clawback policy with respect to the return (clawback) from executive officers of incentive compensation. The policy states that, with respect to any incentive awards granted after March 20, 2013, the Board will have the right to seek to recoup all or any portion of the value of such awards in the event of a material restatement of Washington REIT's financial statements covering any of the three fiscal years preceding the payment of an award which results from fraud or misconduct committed by a recipient of such award. The Board may seek recoupment from any award recipient whose fraud or misconduct gave rise or contributed to the restatement. The value with respect to which recoupment may be sought will be determined by the Board. Further, it is the intention of the Board that, to the extent that the final clawback provisions adopted by the SEC and the NYSE differ from the foregoing policy, the foregoing policy will be amended to conform to the final provisions.

Hedging Prohibition Policy
To prevent speculation or hedging in our shares by trustees, officers or employees, Washington REIT has adopted a policy prohibiting hedging. The policy states that Washington REIT considers it inappropriate for any trustee, officer or employee to hedge or monetize transactions to lock in the value of his or her Washington REIT share holdings. Such transactions, while allowing the holder to own Washington REIT shares without the full risks and rewards of ownership, potentially separate the holder's interest from those of the other Washington REIT shareholders. Therefore, no Washington REIT trustee, officer or employee is permitted to purchase or sell derivative securities relating to Washington REIT shares, such as exchange traded options to purchase or sell Washington REIT shares, or other financial instruments that are designed to hedge or offset any decrease in the market value of Washington REIT shares (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).

Margin Loan Prohibition Policy
Washington REIT maintains a policy that no executive officer may take a margin loan where Washington REIT's shares are used, directly or indirectly, as collateral for the loan. Such persons are also prohibited from otherwise pledging Washington REIT securities as collateral for a loan agreement.

Executive Ownership Policy

The Compensation Committee believes that common share ownership allows our executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value by aligning their interests with shareholders’ interests. To that end, in 2010, the Compensation Committee and Board adopted a formal stock ownership policy. The stock ownership policy requires each executive to retain an aggregate number of common shares having a market value at least equal to a specified multiple of such executive's 2010 annual base salary. The applicable multiples of base salary required to be held are as follows:

Title	Multiple of Base Salary
Chief Executive Officer and President	3.0x
Executive Vice Presidents	2.0x
Senior Vice Presidents	1.0x
Managing Directors	1.0x
The policy requires that each executive attain the level set forth above within five years after his or her date of employment with Washington REIT. The aggregate number of common shares required to be held by each executive in office on February 18, 2010 (the plan commencement date), was determined based on the market value of common shares for the 60 trading days prior to such date. For executives hired or promoted thereafter, the aggregate number of common shares or additional common shares required to be held by such executive is determined based on the market value of common shares on the 60 trading days prior to the date of such hiring or promotion, as applicable. Once established, an executive's common share ownership goal will not change because of changes in his or her base salary or fluctuations in Washington REIT's common share price. The policy also contains additional terms and conditions, including an interim ownership requirement for executives during the transition period to the full requirements.

The multiples of base salary reflected in the stock ownership guidelines above were determined by the Compensation Committee based on the recommendation of the Hay Group (the Compensation Committee's consultant at the time the stock ownership guidelines were adopted), which had presented the Compensation Committee with a survey of stock ownership requirements in the peer group utilized by the Compensation Committee for 2010 compensation and a survey of stock ownership practices of large public companies.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), generally disallows a tax deduction to public companies for individual compensation in excess of $1 million paid to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, in any taxable year. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The benefits under our short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). To the extent that compensation paid to Washington REIT’s executive officers is subject to and does not qualify for deduction under Section 162(m), Washington REIT is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Washington REIT believes that it must maintain the flexibility to take actions that may not qualify for tax deductibility under Section 162(m) if it is deemed to be in the best interests of Washington REIT.
Compensation Committee Matters
The Compensation Committee is responsible for making executive compensation decisions and recommending to the Board an overall executive compensation policy. The Compensation Committee is also responsible for making decisions and recommendations to the Board with respect to employee compensation and benefit plan matters. In addition, the Compensation Committee is required to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable SEC rules and regulations.
The Compensation Committee is comprised of at least three and no more than six independent members of the Board (as the term “independent” is defined in the applicable listing standards of the New York Stock Exchange). The current Compensation Committee charter was adopted on February 20, 2003 and was last revised on April 23, 2013. A copy of the Compensation Committee Charter can be found on our website at www.washreit.com, under the heading “Investor” and subheading “Corporate Governance.” Among other matters, the Compensation Committee charter provides the Compensation Committee with the independent authority to retain and terminate any compensation consulting firms or other advisors to assist in the evaluation of trustee, Chief Executive Officer and other executive compensation.
The Compensation Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Compensation Committee and outside advisors, if requested, have an opportunity to discuss all executive compensation issues without members of management being present.
Compensation Consultant Matters
Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee. In establishing 2014 executive compensation levels, the Compensation Committee Chairman worked with FPL Associates L.P. to determine the scope of work to be performed to assist the Compensation Committee in its decision making processes. In conducting its work on 2014 executive compensation levels for the Compensation Committee, FPL Associates L.P. also interacted with other members of the Compensation Committee, the Chief Executive Officer, the Executive Vice President - Accounting and Administration, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel.
As noted above, FPL Associates L.P. provided the Compensation Committee with competitive pay analysis regarding both the broader market (including the NAREIT survey) and a group of public REITs. FPL Associates L.P. attended Compensation

Committee meetings and, upon request by the Compensation Committee, executive sessions to provide advice and counsel regarding decisions facing the Compensation Committee.

The Compensation Committee has reviewed its relationship with FPL Associates L.P. to ensure that FPL Associates L.P. is independent from management. This review process includes a review of the services FPL Associates L.P. provides, the quality of those services, and fees associated with the services during the fiscal year, as well as consideration of the factors impacting independence that are set forth in NYSE rules.

Compensation Policies and Risk Management
The Compensation Committee members evaluate the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation Committee members focus primarily on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, they also consider other Washington REIT employees operating in decision-making capacities. The Compensation Committee believes that because of the following there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:
RISK MITIGATION FACTORS

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A significant percentage of compensation is equity-based, long-term compensation under the STIP and LTIP, both of which provide for equity-based compensation. Awards made under the STIP are payable 50% in restricted shares that vest over a three-year period. Awards made under the LTIP are made after a three-year performance period. At the conclusion of such three-year performance period, the LTIP awards are payable (1) 75% in unrestricted shares and (2) 25% in restricted shares that vest over a one-year period commencing at the conclusion of the three-year performance period. This significant use of restricted shares encourages our executives to focus on sustaining our long-term performance because unvested awards could significantly decrease in value if our business were not managed with long-term interests in mind.

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The STIP and LTIP utilize a balanced variety of performance goals. The STIP utilizes aggregate financial performance (comprised of core FFO per share, core FAD per share and same-store NOI growth) at a 75% weighting and the executive's individual performance compared to individual goals at a 25% weighting. The LTIP utilizes absolute TSR (50% weighting) and relative TSR (50% weighting). As a result, the benefit plan design contains several performance goals intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long-term creation of shareholder value.

•
For each executive, the target incentive award is based on a percentage of base salary ranging from 130% to 226% for the STIP and 80% to 150% for the LTIP. For the STIP, the actual award to be paid to the executive could range from a 51% to 54% of the target incentive award for threshold performance and 172% to 177% of the target incentive award for high performance. For the LTIP, the actual award to be paid to the executive could range from a 50% to 53% of the target incentive award for threshold performance and 175% to 180% of the target incentive award for high performance. As a result, the STIP and LTIP contain reasonable award opportunities that are capped at appropriate maximum levels.

•
The Compensation Committee retains discretion under the STIP with respect to total awards. Under the STIP, aggregate financial performance and the participant's performance compared to individual objectives represent all of the performance goals under the STIP (i.e., 100% of the performance goals are determined in the Compensation Committee's (or Chief Executive Officer's) discretion), and each is subject to the discretion of the Compensation Committee.

•
Washington REIT adopted a stock ownership policy by which each executive is required to maintain a multiple of his or her base salary in common shares. The multiples are 3x (for the Chief Executive Officer), 2x (for Executive Vice Presidents) and 1x (for Senior Vice Presidents and Managing Directors). This ownership policy requires each executive to maintain a meaningful equity interest that could significantly decrease in value if our business were not managed with long-term interests in mind.

•
Washington REIT adopted a “clawback” policy by which, with respect to any incentive awards granted after March 20, 2013, the Board will have the right to seek or recoup all or any portion of the value of such awards in the event of a material restatement of Washington REIT's financial statements covering any of the three fiscal years preceding the payment of an award which results from fraud or misconduct committed by a recipient of such award.

We believe this combination of factors encourages prudent management of Washington REIT. In particular, by structuring our compensation programs to ensure that a considerable amount of the wealth of our executives is tied to our long-term health, we believe we discourage executives from taking risks that are not in our long-term interests.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, composed of Chairman Civera, Messrs. Byrnes, Butcher and Russell, and Ms. White, was responsible for making decisions and recommendations to the Board with respect to compensation matters. There are no Compensation Committee interlocks and no Washington REIT employee serves on the Compensation Committee.
Compensation Committee Report
The Compensation Committee of Washington REIT has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Washington REIT that the Compensation Discussion and Analysis be included in this Proxy Statement.
SUBMITTED BY THE COMPENSATION COMMITTEE:
Edward S. Civera, Compensation Committee Chairman
William G. Byrnes, Compensation Committee Member
Benjamin S. Butcher, Compensation Committee Member
Thomas Edgie Russell, III, Compensation Committee Member
Wendelin A. White, Compensation Committee Member

COMPENSATION TABLES
Summary Compensation Table
The Summary Compensation Table has been prepared to comply with the disclosure requirements of the SEC. The Summary Compensation Table sets forth the compensation paid for 2014, 2013 and 2012 to each of our NEOs and includes as compensation for the indicated year all incentive compensation awards granted in that year (although the awards were made with respect to performance in other years). For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 46.

(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (4) (5) ($)	Non-Equity Incentive Plan Compensation (6) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (7) ($)	Total ($)
Paul T. McDermott (1)	2014	$500,000	$1,093,150	706,250	$—	$113,166	$2,412,566
President and Chief	2013	126,923	537,810	—	—	30,541	695,274
Executive Officer

Thomas Q. Bakke (2)	2014	244,102	582,088	378,000	—	37,059	1,241,249
Executive Vice President,
Chief Operating Officer

William T. Camp (3)	2014	350,000	629,094	378,000	—	78,269	1,435,363
Executive Vice President,	2013	350,000	220,654	199,500	—	70,619	840,773
Chief Financial Officer	2012	350,000	52,512	215,250	—	70,469	688,231

Laura M. Franklin	2014	350,000	629,094	378,000	—	60,853	1,417,947
Executive Vice President,	2013	350,000	220,262	199,500	—	60,703	830,465
Accounting and Administration	2012	350,000	52,512	215,250	—	60,553	678,315

Thomas C. Morey	2014	288,000	402,440	219,600	—	35,732	945,772
Senior Vice President, General
Counsel and Corporate Secretary
(1)    Mr. McDermott became President and Chief Executive Officer on October 1, 2013.

(2)	Mr. Bakke became Executive Vice President and Chief Operating Officer on April 21, 2014.

(3)	Mr. Camp resigned on March 2, 2015.

(4)	Column (e) represents the total grant date fair value of all equity awards computed in accordance with FASB ASC Topic 718.

(5)
No common share awards granted to the NEOs listed above were forfeited during 2014, 2013 or 2012. The performance-based STIP award for 2013 was granted in 2014. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 46.

(6)
The NEOs non-equity incentive plan compensation for 2014, 2013 and 2012, which is reported in this table, was determined by the Compensation Committee at its February 18, 2015, January 26, 2014 and January 22, 2013 meetings, respectively. For 2014, 2013 and 2012, the cash award was paid in February of 2015, 2014 and 2013, respectively. The payments were recorded as expenses for the year to which they relate.

(7)
For 2014, the amounts shown in column (i) include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions of $7,800, auto allowances, SERP contributions, payment of legal fees and membership dues. The table below shows the components of “All Other Compensation” for 2014:

Name	Life Insurance ($)	401(k) Company Match ($)	Auto Allowances ($)	SERP Contributions ($)	Legal Fees ($)	Membership Dues ($)	Total ($)
Mr. McDermott	$5,104	$7,800	$14,000	$84,996	$—	$1,266	$113,166
Mr. Bakke	—	—	6,975	29,240	—	844	37,059
Mr. Camp	2,717	7,800	6,000	54,252	7,500	—	78,269
Ms. Franklin	1,549	7,800	6,000	45,504	—	—	60,853
Mr. Morey	572	7,800	—	27,360	—	—	35,732

Total Direct Compensation Table
The SEC's calculation of total compensation, as shown in the 2014 Summary Compensation Table set forth on page 44, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the equity incentive compensation awards that were actually received with respect to the applicable year, not the year the award was made.

(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Direct Compensation ($)
Paul T. McDermott	2014	$500,000	$1,065,550	$706,250	$—	$113,166	$2,384,966
President and Chief Executive	2013	126,923	537,810	—	—	30,541	695,274
Officer

Thomas Q. Bakke	2014	244,102	536,652	378,000	—	37,059	1,195,813
Executive Vice President,
Chief Operating Officer

William T. Camp	2014	350,000	536,652	378,000	—	78,269	1,342,921
Executive Vice President, Chief	2013	350,000	505,506	199,500	—	70,619	1,125,625
Financial Officer	2012	350,000	215,250	215,250	—	70,469	850,969

Laura M. Franklin	2014	350,000	536,652	378,000	—	60,853	1,325,505
Executive Vice President,	2013	350,000	505,506	199,500	—	60,703	1,115,709
Accounting and Administration	2012	350,000	215,250	215,250	—	60,553	841,053

Thomas C. Morey	2014	288,000	327,878	219,600	—	35,732	871,210
Senior Vice President, General
Counsel and Corporate Secretary

(1)
These amounts differ substantially from the amounts reported as Stock Awards in column (e) in the Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the Summary Compensation Table. Total Direct Compensation in this table represents: (1) total compensation, as determined under applicable SEC rules and as set forth in column (j) in the Summary Compensation Table on page 44, minus (2) the aggregate fair value of equity awards as reflected in the Stock Awards column (e) in the Summary Compensation Table, plus (3) incentive compensation awards that were actually received with respect to the applicable performance year.

Grants of Plan-Based Awards
The following table presents information regarding restricted share awards granted to the NEOs during 2014.

(a)	(b)	(f)	(g)	(h)	(i)		(l)
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Paul T. McDermott	4/23/2014	$133,333	$250,000	$450,000			$198,950	(1)
	4/23/2014	266,667	500,000	900,000			369,400	(2)
	4/23/2014	400,000	750,000	1,350,000			524,800	(3)

Thomas Q. Bakke	4/21/2014	—	—	—	4,151	(4)	99,998
	4/23/2014	58,333	110,833	198,333			87,710	(1)
	4/23/2014	116,667	221,667	396,667			162,925	(2)
	4/23/2014	175,000	332,500	595,000			231,455	(3)

William T. Camp	2/18/2014	—	—	—	6,293	(5)	147,004
	4/23/2014	58,333	110,833	198,333			87,710	(1)
	4/23/2014	116,667	221,667	396,667			162,925	(2)
	4/23/2014	175,000	332,500	595,000			231,455	(3)

Laura M. Franklin	2/18/2014	—	—	—	6,293	(5)	147,004
	4/23/2014	58,333	110,833	198,333			87,710	(1)
	4/23/2014	116,667	221,667	396,667			162,925	(2)
	4/23/2014	175,000	332,500	595,000			231,455	(3)

Thomas C. Morey	2/18/2014	—	—	—	3,205	(5)	74,869
	4/23/2014	38,400	76,800	134,400			59,587	(1)
	4/23/2014	76,800	153,600	268,800			110,678	(2)
	4/23/2014	115,200	230,400	403,200			157,306	(3)

(1)
Amounts represent one-year transition LTIP awards based on achievement of performance objectives over a one-year performance period (commencing January 1, 2014 and concluding December 31, 2014). For performance below threshold levels, no incentives will be paid pursuant to the program, and the maximum award will only be paid if actual performance meets or exceeds the high level of performance.

(2)
Amounts represent two-year transition LTIP awards based on achievement of performance objectives over a two-year performance period (commencing January 1, 2014 and concluding December 31, 2015). For performance below threshold levels, no incentives will be paid pursuant to the program, and the maximum award will only be paid if actual performance meets or exceeds the high level of performance.

(3)
Amounts represent LTIP awards based on achievement of performance objectives over a three-year performance period (commencing January 1, 2014 and concluding December 31, 2016). For performance below threshold levels, no incentives will be paid pursuant to the program, and the maximum award will only be paid if actual performance meets or exceeds the high level of performance.

(4)	Amounts represents a service-based restricted share award that vest over three years, with one-third vesting on each anniversary of the date of the grant pursuant to Mr. Bakke's employment letter.

(5)	Amounts represent performance-based restricted share awards pursuant to the STIP that vest over three years, with one-third vesting on each anniversary of the date of the grant.
For unvested and vested restricted shares, an amount equal to the dividends granted on the shares is paid at the same time dividends on common shares are paid.
Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2014, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(g)	(h)	(i)	(j)
		Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul T. McDermott (1)	26,814	$741,675	—	—

Thomas Q. Bakke (2)	9,809	271,317	—	—

William T. Camp (3)	14,019	387,766	—	—

Laura M. Franklin (4)	14,004	387,351	—	—

Thomas C. Morey (5)	8,325	230,270	—	—

(1)	Mr. McDermott's share awards listed in column (g) vest according to the following schedule: 7,000 shares will vest on October 1, 2015 and 2016; and 6,407 will vest on December 31, 2015 and 2016.

(2)
Mr. Bakke's share awards listed in column (g) vest according to the following schedule: 1,384 shares will vest on April 21, 2015 and 2016; 1,383 shares will vest on April 21, 2017; and 2,829 shares will vest on December 31, 2015 and 2016.

(3)	Mr. Camp's share awards listed in column (g) vest according to the following schedule: 1,217 shares vested on February 18, 2015 and 12,802 shares vested on March 2, 2015.

(4)	Ms. Franklin's share awards listed in column (g) vest according to the following schedule: 1,217 shares vested on February 18, 2015 and 12,787 shares will vest on December 31, 2015.

(5)
Mr. Morey's share awards listed in column (g) vest according to the following schedule: 676 shares vested on February 18, 2015; 4,650 shares will vest on December 31, 2015; and 2,999 shares will vest on December 31, 2016.

2014 Option Exercises and Stock Vested
The following table sets forth the value realized by our NEOs in 2014 upon the vesting of common share awards in 2014. None of our NEOs had outstanding options or exercises of options in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul T. McDermott	7,000	$179,620
Thomas Q. Bakke	—	—
William T. Camp	17,768	485,735
Laura M. Franklin	17,916	489,884
Thomas C. Morey	10,760	294,440
Non-Qualified Deferred Compensation
The following table presents information regarding the contributions to and earnings on the NEOs' deferred compensation balances during 2014 and also shows the total deferred amounts for the NEOs as of December 31, 2014.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Paul T. McDermott	$—	$—	$—	$—	$—
Thomas Q. Bakke	—	—	—	—	—
William T. Camp	—	—	4,842	—	24,980
Laura M. Franklin	—	2,545	13,587	(11,009)	71,137
Thomas C. Morey	—	—	—	—	—

(1)	The amounts reflected in this column are reported as compensation for the last completed fiscal year in the Summary Compensation Table.

(2)	The amounts reflected in this column were reported as compensation in prior fiscal years and are included in this table due to vesting during the last completed fiscal year.

(3)
The amounts reflected in this column are not included in the Summary Compensation Table because they do not constitute “above-market” or “preferential” earnings, as those terms are defined in SEC Regulation S-K 402(c)(2)(viii)(B).

(4)
The amounts reflected in this column include contributions reported as compensation for the last fiscal year, as set forth in columns (b) and (c), amounts reported as compensation in prior fiscal years and earnings (which were not required to be reported as compensation), less aggregate withdrawals/distributions currently and previously reported in this table.

Supplemental Executive Retirement Plan
The following table presents information regarding the contributions to and earnings on the NEOs' SERP balances during 2014 as of December 31, 2014.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul T. McDermott	$—	$84,996	$5,668	$—	$112,533
Thomas Q. Bakke	—	29,240	345	—	29,585
William T. Camp	—	54,252	43,784	—	480,280
Laura M. Franklin	—	45,504	32,913	—	594,280
Thomas C. Morey	—	27,360	29,596	—	252,495

(1)	The amounts reflected in this column are reported as compensation for the last completed fiscal year in the Summary Compensation Table.

(2)
The amounts reflected in this column are not included in the Summary Compensation Table because they do not constitute “above-market” or “preferential” earnings, as those terms are defined in SEC Regulation S-K 402(c)(2)(viii)(B).

Potential Payments upon Change in Control
Washington REIT has entered into change in control agreements with the NEOs which entitle them to continuation of compensation and other benefits if Washington REIT is subject to a change in control, the NEO's employment with Washington REIT or its successor is terminated by Washington REIT or its successor, other than for “cause,” or by the NEO for “good reason” and such termination occurs within 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEO's, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.
Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.

3.
Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the change in control agreement is paid, up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.

4.
Immediate vesting in all unvested common share grants and restricted share units granted to the NEO under Washington REIT's long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

The following table lists the estimated amounts each of the NEO's would have become entitled to under their change in control agreements had their employment with Washington REIT terminated on December 31, 2014, under the circumstances described above.

Name	2014 Base Salary ($)	Average 3 Year Bonus ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1)(2) ($)
Paul T. McDermott	$500,000	$1,412,500	$1,912,500	36	$3,010,008	$8,747,508
Thomas Q. Bakke	350,000	756,000	1,106,000	24	1,252,814	3,464,814
William T. Camp	350,000	528,500	878,500	24	1,819,958	3,576,958
Laura M. Franklin	350,000	528,500	878,500	24	1,339,263	3,096,263
Thomas C. Morey	288,000	311,467	599,467	24	1,132,435	2,331,369

(1)	The cost of COBRA continuation benefits has not been included in the total change in control benefit amount, as the value would not be material.

(2)
If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will not receive a tax gross-up payment. Each of our change of control agreements was amended effective November 5, 2012 to eliminate the executive's right to receive a tax “gross-up” payment based on Section 4999 of the Internal Revenue Code. As a result, we no longer have the obligation to provide tax “gross-up” payments to our executives with respect to amounts owed under Section 4999 of the Internal Revenue Code.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Description of Proposal
The firm of Ernst & Young LLP served as Washington REIT's independent registered public accounting firm for 2014. The Audit Committee has appointed Ernst & Young LLP as Washington REIT's independent registered public accounting firm for 2015.
If this appointment is not ratified by our shareholders, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Washington REIT.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Voting Matters
Under our bylaws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes cast. Abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of this vote.
Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WASHINGTON REIT'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

ACCOUNTING/AUDIT COMMITTEE MATTERS
Principal Accounting Firm Fees
The following table sets forth the aggregate fees billed to Washington REIT for the years ended December 31, 2014 and 2013 by Washington REIT's independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant's independence.

	2014	2013
Audit Fees (a)(b)	$1,312,139	$1,049,776
Audit-Related Fees (c)	69,495	69,000
Tax Fees (d)	288,330	138,151
All Other Fees	—	—
Total Fees	$1,669,964	$1,256,927

(a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(b)	Audit fees include the annual audit fee and fees for reviews of offering memorandums and other filings, performance of comfort procedures and issuance of comfort and bring down letters.

(c)	Audit-related fees consist of the annual audit fees of certain subsidiaries, notwithstanding when the fees were billed or when the services were rendered.

(d)
Includes fees and expenses for tax services, including tax compliance, tax advice and tax planning, rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.
Audit Committee Report
The Board maintains an Audit Committee, currently comprised of five of Washington REIT's independent trustees. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies Section 303A of the New York Stock Exchange's listed company manual. The Audit Committee oversees Washington REIT's financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm Ernst & Young LLP is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of Washington REIT's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The members of the Audit Committee of the Board of Washington REIT submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2014 as follows:

1.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014, with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management's assessment of the effectiveness of Washington REIT's internal controls over financial reporting.

2.
The Audit Committee discussed with Washington REIT's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Washington REIT's internal controls and the overall quality of Washington REIT's financial reporting.

3.
The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of Washington REIT's accounting principles and such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board Auditing Standards No. 61, Communications with Audit Committees.

4.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and Washington REIT.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Washington REIT's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and for filing with the SEC.
    SUBMITTED BY THE AUDIT COMMITTEE
William G. Byrnes, Audit Committee Chairman
Benjamin S. Butcher, Audit Committee Member
Edward S. Civera, Audit Committee Member
John P. McDaniel, Audit Committee Member
Anthony L. Winns, Audit Committee Member

OTHER MATTERS

Solicitation of Proxies

Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, trustees and employees of Washington REIT for which they will receive no compensation in addition to their normal compensation. Washington REIT may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common shares that those companies or persons hold of record. Washington REIT will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by Washington REIT.

Washington REIT has also hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $8,000 plus expenses for these services.

Shareholder Proposals for Our 2016 Annual Meeting of Shareholders

The Board will provide for presentation of proposals by shareholders at the 2016 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our bylaws regarding shareholder proposals.

Any shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 intended to be presented at the 2016 Annual Meeting must be received at our executive offices on or before November 26, 2015 to be considered for inclusion in our 2016 proxy statement materials.

Shareholders wishing to submit proposals or trustee nominations to be presented at the 2016 Annual Meeting that are not to be included in our proxy statement materials must deliver notice to us at our executive offices not less than 120 and no more than 150 days before the first anniversary of the date of Proxy Statement for the preceding year's Annual Meeting (i.e., between October 27, 2015 and 5:00 p.m. Eastern Time, on November 26, 2015). Shareholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and trustee nominations. Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees, officers and persons who own more than 10% of the common shares file initial reports of ownership of the common shares and changes in such ownership with the SEC. To Washington REIT's knowledge, based solely on a review of copies of forms submitted to Washington REIT during and with respect to 2014 and on written representations from our trustees and executive officers, all required reports were filed on a timely basis during 2014.

Annual Report

Washington REIT's 2014 Annual Report to Shareholders is being mailed or made available electronically to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.

Shareholders may also request a free copy of our 2014 Annual Report on Form 10-K, including applicable financial statements, schedules and exhibits by sending a written request to: Washington Real Estate Investment Trust, 1775 Eye Street, N.W., Suite 1000, Washington, D.C. 20006, Attention Investor Relations. Alternatively, shareholders can access the 2014 Form 10-K and other financial information on our website at: www.washreit.com.

/s/ Thomas C. Morey
Thomas C. Morey
Corporate Secretary

March 25, 2015

Washington Real Estate Investment Trust

IMPORTANT ANNUAL MEETING INFORMATION 000004

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 13, 2015.

Vote by Internet

- Go to **www.envisionreports.com/wre**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees unanimously recommends a vote FOR the listed trustee nominees and FOR Proposals 2 and 3.

1. Election of Trustees:

Nominee	For	Against	Abstain
01 - Charles T. Nason	☐	☐	☐
02 - Thomas H. Nolan, Jr.	☐	☐	☐
03 - Vice Adm. Anthony L. Winns (RET.)	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote on compensation of named executive officers (say-on-pay)	☐	☐	☐
3. Proposal to ratify appointment of Ernst & Young LLP as independent registered public accounting firm for 2015	☐	☐	☐

4. In the discretion of the proxies on such other business as may properly come before the meeting

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Washington Real Estate Investment Trust

PROXY FOR 2015 ANNUAL MEETING OF SHAREHOLDERS MAY 14, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of Washington Real Estate Investment Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Paul T. McDermott and Thomas Q. Bakke, or either of them, with full power of substitution in each of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company to be held on May 14, 2015 at 1775 Eye Street, NW, Suite 1000, Washington, D.C. at 8:30 a.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.